Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

Crown Proptech Acquisitions,

Crown PropTech Merger Sub I Corp.,

Crown PropTech Merger Sub II LLC,

and

Brivo, Inc.

Dated as of November 10, 2021

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Page

Section 11.06	Governing Law	84
Section 11.07	Waiver of Jury Trial	84
Section 11.08	Headings	84
Section 11.09	Counterparts	85
Section 11.10	Specific Performance	85
Section 11.11	Non-Recourse	85
Section 11.12	Legal Representation	85

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Annexes

Annex I	Earn-Out Merger Consideration

Exhibits

Exhibit A	Form of Surviving Pubco Certificate of Incorporation
Exhibit B	Form of Surviving Pubco Bylaws

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of November 10, 2021, is entered into by and among Crown PropTech Acquisitions, a Cayman Islands exempted company (“SPAC”), Crown PropTech Merger Sub I Corp., a Delaware corporation (“Merger Sub I”), Crown PropTech Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”), and Brivo, Inc., a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement shall have the meanings set forth in Article I.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company on September 24, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub I and Merger Sub II are newly formed, wholly owned, direct subsidiaries of SPAC formed for the sole purpose of the Mergers;

WHEREAS, prior to the Closing Date, upon the terms and subject to the conditions of this Agreement, SPAC will domesticate as a Delaware corporation (“Surviving Pubco”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Companies Act (the “Domestication”);

WHEREAS, concurrently with the Domestication, SPAC will file a certificate of incorporation (the “Surviving Pubco Certificate of Incorporation”) with the Secretary of State of Delaware substantially in the form attached hereto as Exhibit A and adopt bylaws (the “Surviving Pubco Bylaws”) substantially in the form attached hereto as Exhibit B;

WHEREAS, following the Domestication, upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”), the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), SPAC and the Company will enter into a business combination transaction pursuant to which (i) Merger Sub I will merge with and into the Company pursuant to the First Merger, with the Company surviving the First Merger as the Surviving Corporation, and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II pursuant to the Second Merger, with Merger Sub II surviving as the Surviving Entity;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Mergers are advisable to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and approved the Mergers and the other Transactions to which it is a party, and (b) has recommended the approval and adoption of this Agreement and the Mergers by the stockholders of the Company;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) approved and adopted this Agreement and approved the payment of the Merger Consideration to shareholders of the Company pursuant to this Agreement and approved the other Transactions to which it is a party, including the Domestication, the Mergers, the Private Placements and the other SPAC Proposals, and (b) has recommended the approval and adoption of this Agreement and the Transactions by the shareholders of SPAC;

WHEREAS, the board of directors of Merger Sub I (the “Merger Sub I Board”) has unanimously (a) determined that the Mergers are fair to, and in the best interests of, Merger Sub I and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Mergers and the other Transactions to which it is a party, and (b) has recommended the approval and adoption of this Agreement and the Mergers by the sole stockholder of Merger Sub I;

WHEREAS, the sole member of Merger Sub II (the “Merger Sub II Member”) has unanimously (a) determined that the Mergers are fair to, and in the best interests of, Merger Sub II and its sole member and (b) has approved and adopted this Agreement and approved the Mergers and the other Transactions to which Merger Sub II is a party;

WHEREAS, the Sponsor, the Company, SPAC, and the other persons named therein and party thereto, concurrently with the execution and delivery of this Agreement, and as an inducement for the Company to enter into the Transactions, are entering into the Sponsor Letter Agreement, dated as of the date hereof (the “Sponsor Letter Agreement”), pursuant to which the Sponsor has agreed to (a) vote all of its equity interests in SPAC in favor of the Transactions and the SPAC Proposals, (b) abstain from exercising any redemption rights in connection with the Redemption Rights, (c) subject forty percent (40%) of its founder shares to certain forfeiture and vesting conditions and (d) irrevocably waive any anti-dilution right or other protection with respect to the shares of SPAC Common Stock held by the Sponsor that would result in such shares converting into shares of SPAC Common Stock in connection with any of the transactions contemplated by this Agreement at a ratio of greater than one-for-one;

WHEREAS, SPAC, the Company and certain stockholders of the Company (including the Key Company Stockholder), concurrently with the execution and delivery of this Agreement, and as an inducement for SPAC to enter into the Transactions, are entering into a Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), pursuant to which such stockholders have agreed not to (a) transfer any shares of Company Capital Stock owned by it, or (b) initiate, solicit, knowingly facilitate or knowingly encourage any inquiries with respect to, or the making of, any Company Acquisition Proposal;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and certain stockholders of the Company and certain shareholders of SPAC (including the Sponsor) are entering into a Registration Rights and Lock-Up Agreement dated as of the date hereof but effective only as of the Closing (the “Registration Rights and Lock-Up Agreement”);

WHEREAS, contemporaneously with the execution of this Agreement, SPAC has entered into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, shall purchase convertible promissory notes of Surviving Pubco that are convertible into Surviving Pubco Class A Common Stock on the terms and subject to the conditions set forth therein (the “Private Placements”), with such purchases to be consummated immediately prior to the consummation of the Transactions; and

WHEREAS, for United States federal income Tax purposes, it is intended that (i) the Domestication qualify as a transaction treated as a reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the First Merger and the Second Merger, taken together, constitute an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, that the Company, Merger Sub I, Merger Sub II and SPAC are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization (clauses (i) and (ii), collectively, the “Intended U.S. Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01         Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Transaction Consideration” means a number of shares of Surviving Pubco Class A Common Stock and Surviving Pubco Class B Common Stock, as applicable in accordance with Section 4.01, equal to the quotient of (a) the Equity Value plus the aggregate exercise price of all outstanding Company Options that are vested as of the Closing Date and are “in the money” based on a $10.00 value of each share of Surviving Pubco Class A Common Stock divided by (b) $10.00.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights and Lock-Up Agreement, the Subscription Agreements and all documents and agreements entered into in connection with the Private Placements, the Surviving Pubco Certificate of Incorporation, the Surviving Pubco Bylaws, the Stock Incentive Plan and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub I, Merger Sub II or the Company in connection with the Transactions.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act and all other applicable anti-corruption laws.

“Business Data” means any and all business information and data, including Confidential Information and Personal Information (whether of employees, contractors, consultants, customers, consumers, vendors, suppliers, service providers or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Company or any Company Subsidiary.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY or the Cayman Islands.

“Business Systems” means any and all Software, firmware, middleware, workstations, routers, hubs, switches, computer hardware (whether general or special purpose), electronic data processors, databases, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, computer systems and all other information technology equipment, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service” and all documentation related to the foregoing, that are owned by, leased or licensed to, or otherwise used in the conduct of the business of, the Company or any Company Subsidiary.

“Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than SPAC, Merger Sub I, Merger Sub II or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any direct or indirect acquisition or purchase of assets that constitute 20% or more of the assets of the Company or any Company Subsidiary, taken as a whole (based on the fair market value thereof, as determined by the Company Board in good faith), or (b) acquisition of beneficial ownership of 20% or more of the total voting power of the equity securities of the Company or any Company Subsidiary, whether by way of merger, asset purchase, equity purchase or otherwise.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” means the second amended and restated articles of incorporation of the Company, dated December 8, 2016, as such may have been amended, supplemented or modified from time to time.

“Company Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.

“Company Class B Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company in connection with, and prior to the execution of, this Agreement.

“Company Equity Plan” means the Brivo, Inc. 2015 Equity Incentive Plan, adopted by the Company Board and approved by the Company’s stockholders as of April 7, 2015, as such may have been amended, supplemented or modified from time to time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means any and all Intellectual Property rights owned or purported to be owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to the Company or any Company Subsidiary or that the Company or any Company Subsidiary otherwise has a right to use or for which the Company or any Company Subsidiary has obtained a covenant not to be sued.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition), or acts of God; (vi) any actions taken or not taken by the Company or the Company Subsidiaries as expressly required by this Agreement or any Ancillary Agreement; (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), provided that this clause (vii) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions; (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has expressly requested or to which it has expressly consented or which actions are explicitly contemplated by this Agreement, except in the cases of clauses (i) through (v), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which the Company and the Company Subsidiaries operate; provided, further, that for the avoidance of doubt, any change, modification, amendment or termination of any of the Material Contracts set forth in Section 5.16(a)(i)-(v), (viii) or (xvi) of the Company Disclosure Schedule may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur as a result thereof.

“Company Options” means all outstanding options to purchase shares of Company Class A Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing, granted under the Company Equity Plan.

“Company-Owned IP” means any and all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the shares of preferred stock of the Company, including the Company Series A-1 Preferred Stock and Company Series A-2 Preferred Stock.

“Company RSUs” means all outstanding restricted stock units relating to shares of Company Class A Common Stock immediately prior to the Closing, granted under the Company Equity Plan.

“Company Series A-1 Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company designated as Series A-1 Preferred Stock in the Company Certificate of Incorporation.

“Company Series A-2 Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company designated as Series A-2 Preferred Stock in the Company Certificate of Incorporation.

“Confidential Information” means any information, knowledge or data concerning (a) the businesses and affairs of the Company, any Company Subsidiaries, SPAC or any Subsidiaries of SPAC or (b) any Suppliers or customers of the Company, any Company Subsidiaries, SPAC or any subsidiaries of SPAC (as applicable) that is not already generally available to the public, including any trade secrets.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to the coronavirus COVID-19 pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Customers/Resellers” means persons that purchase or license Products directly from the Company or any Company Subsidiary, including resellers, distributors and dealers that purchase such Products for resale and end users that purchase such Products for their own direct use.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, disabling codes, instructions or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system, data, software, network or other device, or any component of such computer system, data, software, network or other device, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Equity Value” means an amount equal to $800,000,000.

“GAAP” means the United States generally accepted accounting principles.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls and asbestos; and (e) any substance, material or waste regulated as hazardous or toxic, or as a pollutant or contaminant, by any Governmental Authority pursuant to any Environmental Law due to its deleterious properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means any and all (a) patents, patent applications (including provisional and non-provisional applications), statutory invention registrations and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, renewals, extensions or reexaminations thereof and all improvements to the inventions disclosed in each such registration, patent, patent application and disclosure (“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, certifications, corporate names and any and all other source identifiers, together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”); (c) copyrights (whether or not registered), and all registrations and applications for registration, renewals, reversions, restorations, derivative works and extensions thereof (regardless of the medium of fixation or means of expression) (“Copyrights”) and other works of authorship (whether or not copyrightable), mask work rights and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), confidential information, customer and supplier lists (including lists of prospects), improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and related information; (e) Internet domain names and social media accounts and identifiers; (f) intellectual property rights in Software, (g) rights of publicity, (h) all other intellectual property or proprietary rights of any kind or description in any jurisdiction throughout the world; (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (j) all legal rights arising from items (a) through (h), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past, present or future infringement, misappropriation or other violation, if any, in connection with any of the foregoing.

“Key Company Stockholder” means EMBUIA, LLC.

“knowledge” or “to the knowledge” of a person shall mean (i) in the case of the Company, the actual knowledge of the persons listed on Section 1.01(b) of the Company Disclosure Schedule after reasonable inquiry, and (ii) in the case of SPAC, the actual knowledge of Richard Chera and Pius Sprenger, after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company or any Company Subsidiary as tenant, together with, to the extent leased by the Company or any Company Subsidiary, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any Company Subsidiary relating to the foregoing.

“Lien” means any lien, security interest, mortgage, license, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub I Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub I, as amended, modified or supplemented from time to time.

“Merger Sub II Organizational Documents” means the certificate of formation and limited liability company agreement of Merger Sub II, as amended, modified or supplemented from time to time.

“NYSE” means The New York Stock Exchange.

“Open Source Software” means (a) any Software that is licensed pursuant to any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses or any successor website thereof, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any Software that is distributed as “free” or “open source” or “copyleft” Software or under similar licensing or distribution models; or (c) any Software that requires as a condition of use, modification or distribution of such Software that other Software using, incorporating, linking, integrating or distributing or bundling with such Software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens, in each case, arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith and for which reasonable reserves have been established; (d) zoning, entitlement, conservation restriction and other land use promulgated by Governmental Authorities; (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or any Company Subsidiary granted to any licensee or sublicensee in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property; (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest; and (h) the Liens set forth on Section 1.01(c) of the Company Disclosure Schedule.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual and (b) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.

“Plan” means (i) any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (iii) the Service Agreements and (iii) all other compensation, bonus, equity or equity-based compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, pension, retirement, severance, change in control, fringe benefit, health, welfare, sick paid and vacation and other employee benefit plans, programs or arrangements (whether or not written), in each case, which are maintained, contributed to or sponsored (or required to be maintain, contributed to or sponsored) by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any material liability (contingent or otherwise).

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or other Business Data, including the following laws and their implementing regulations: the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act, the E.U. General Data Protection Regulation 2016/679, the United Kingdom General Data Protection Regulation, state, federal, local and foreign data security and breach laws, and state, federal, local and foreign consumer protection laws.

“Products” mean any products or services, designed, developed, performed, licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary (including any Software or Technology that interoperates with or is bundled or made available as part of any such product or service), from which the Company or any Company Subsidiary has derived previously, is currently deriving or expect to derive, revenue from the sale or provision thereof, including products or services currently under development by the Company or any Company Subsidiary.

“Redemption Rights” means the redemption rights provided for in Article 49.5 of the SPAC Memorandum and Articles of Association.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Requisite Approval” means the affirmative vote of the holders of at least (i) a majority of (a) the outstanding voting power of Company Common Stock and Company Preferred Stock voting together on an as-converted basis, (b) the outstanding shares of Company Series A-1 Preferred Stock, voting as a separate class and (ii) 51% of the outstanding shares of Company Series A-2 Preferred Stock, voting as a separate class.

“Software” means any and all computer software (in object code or source code format), including firmware, operation systems and specifications, data and databases, and related documentation and materials.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Designee” means the individual designated by SPAC to serve on the Initial Surviving Pubco Board immediately following the Closing.

“SPAC Disclosure Schedule” means the disclosure schedule delivered by SPAC, Merger Sub I and Merger Sub II in connection with, and prior to the execution of, this Agreement.

“SPAC Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC; or (b) would prevent, materially delay or materially impede the performance by SPAC, Merger Sub I or Merger Sub II of their respective obligations under this Agreement or the consummation of the Mergers and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (i) any change or proposed change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition), or acts of God, (vi) any actions taken or not taken by SPAC as expressly required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions, provided that this clause (vii) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions, (viii) any redemption of SPAC Class A Ordinary Shares, (ix) any breach of any covenants, agreements or obligations of an investor under a Subscription Agreement (including any breach of such investor’s obligations to fund its commitment thereunder when required), (x) any change, event, effect or occurrence that is generally applicable to “SPACs”; or (xi) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has expressly requested or to which it has expressly consented or which actions are explicitly contemplated by this Agreement, except in the cases of clauses (i) through (v) and (x), to the extent that SPAC is disproportionately affected thereby as compared with other participants in the industry in which SPAC operates.

“SPAC Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of SPAC, effective February 5, 2021.

“SPAC Ordinary Shares” means, collectively, the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Organizational Documents” means the SPAC Memorandum and Articles of Association and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Shareholder Approval” means (i) the approval and adoption of this Agreement by the holders of a majority of the SPAC Ordinary Shares who, being entitled to do so, attend and vote at an extraordinary general meeting of SPAC, (ii) the approval and adoption of the Surviving Pubco Certificate of Incorporation and Surviving Pubco Bylaws by the holders of a majority of not less than two-thirds of the SPAC Ordinary Shares who, being entitled to do so, attend and vote at an extraordinary general meeting of SPAC, (iii) the approval of the Domestication by the holders of a majority of not less than two-thirds of the SPAC Ordinary Shares who, being entitled to do so, attend and vote at an extraordinary general meeting of SPAC and (iv) the approval of the other SPAC Proposals by a majority of the votes cast by the holders of SPAC Ordinary Shares at the SPAC Shareholder Meeting, or such other standard as may be applicable to a specific SPAC Proposal in accordance with the Proxy Statement, the SPAC Organizational Documents, Law or the rules or requirements of the NYSE.

“SPAC Units” means one SPAC Class A Ordinary Share and one-third of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement, dated as of February 8, 2021, by and between SPAC and the Trustee.

“SPAC Warrants” means warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.

“Sponsor” means Crown PropTech Sponsor LLC, a Delaware limited liability company.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, the Surviving Entity, SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in, used to produce or comprise the Products of the Company or any of the Company Subsidiaries.

“Surviving Pubco” has the meaning set forth in the Recitals.

“Surviving Pubco Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Surviving Pubco as contemplated by the Surviving Pubco Certificate of Incorporation.

“Surviving Pubco Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of Surviving Pubco as contemplated by the Surviving Pubco Certificate of Incorporation.

“Surviving Pubco Common Stock” means, collectively, the Surviving Pubco Class A Common Stock and the Surviving Pubco Class B Common Stock.

“Surviving Pubco Warrant Agreement” means that certain warrant agreement, dated as of February 8, 2021, by and between SPAC and the Trustee.

“Surviving Pubco Warrants” means warrants to purchase shares of Surviving Pubco Class A Common Stock as contemplated under the Surviving Pubco Warrant Agreement, with each warrant exercisable for one share of Surviving Pubco Class A Common Stock at an exercise price of $11.50.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub I, Merger Sub II or the Company in connection with the Transactions and any and all other documents or agreements the parties deem necessary or advisable to effectuate this Agreement or the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Domestication, the Mergers, the Private Placements and the issuance of shares of Surviving Pubco Class A Common Stock and Surviving Pubco Class B Common Stock pursuant to this Agreement.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account” means the account established by SPAC for the benefit of its public shareholders pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of February 8, 2021, by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.

Section 1.02         Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 5.09
Agreement	Preamble
Alternative Transaction Structure	§ 8.11(e)
Antitrust Laws	§ 8.13(a)
Blue Sky Laws	§ 5.05(b)
Business Combination Proposal	§ 8.05(b)
Claims	§ 8.20
Closing	§ 3.02
Closing Date	§ 3.02
Code	Recitals

Defined Term	Location of Definition
Company	Preamble
Company Board	Recitals
Company Minority Stockholders	§ 8.01(a)
Company Permits	§ 5.06
Company Share Award	§ 5.03(c)
Company Stockholder Approval	§ 5.18
Company Subsidiary	§ 5.01(a)
Company Waiving Parties	§ 11.12
Confidentiality Agreement	§ 8.04(b)
Continuing Employees	§ 8.06(a)
Conversion	§ 4.01(b)
D&O Tail	§ Section 8.07(c)
Data Security Requirements	§ 5.13(h)
DGCL	Recitals
Dissenting Shares	§ 4.05(a)
DLLCA	Recitals
Domestication	Recitals
Domestication Effective Time	§ 2.01
Earn-Out Portion	§ Section 4.06(a)
Earn-Out RSUs	§ Section 4.06(a)
Earn-Out Shares	§ Section 4.06(a)
Employment Matters	§ 5.11(b)
Environmental Permits	§ 5.15
ERISA Affiliate	§ 5.10(c)
ESPP	§ 8.17
Exchange Act	§ 5.23
Exchange Agent	§ 4.02(a)
Exchange Fund	§ 4.02(a)
Exchanged Options	§ 4.01(c)(iv)
Exchanged RSUs	§ 4.01(c)(v)
Financial Statements	§ 5.07(a)
First Articles of Merger	§ 3.01(a)
First Effective Time	§ 3.01(a)
First Merger	§ 3.01(a)
Governmental Authority	§ 5.05(b)
Health Plan	§ 5.10(k)
Initial Surviving Pubco Board	§ Section 8.19
Intended U.S. Tax Treatment	Recitals
Interested Party Contract	§ 5.20
Interested Party Transaction	§ 5.20
Interim Balance Sheet	§ 5.07(b)
Interim Financial Statements	§ 5.07(b)
IRS	§ 5.10(b)
Law	§ 5.05(a)

Defined Term	Location of Definition
Lease	§ 5.12(b)
Lease Documents	§ 5.12(b)
Lookback Date	§ Section 5.07(d)
Material Contracts	§ 5.16(a)
Mergers	§ 3.01(b)
Merger Consideration	§ 4.01(c)(i)
Merger Sub I	Preamble
Merger Sub I Board	Recitals
Merger Sub I Common Stock	§ 6.03(b)
Merger Sub II	Preamble
Merger Sub II Member	Recitals
NRS	Recitals
Outside Date	§ 10.01(b)
Outstanding Company Transaction Expenses	§ 4.04(a)
Outstanding SPAC Transaction Expenses	§ 4.04(b)
Payment Spreadsheet	§ 4.01(a)
Payoff Amount	§ Section 8.21
Payoff Letter	§ Section 8.21
PCAOB Audited Financials	§ 8.14(b)
PPACA	§ 5.10(k)
Private Placements	Recitals
Prospectus	§ Section 8.20
Proxy Statement	§ 8.01(a)
Registered IP	§ 5.13(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 8.01(a)
Remedies Exceptions	§ 5.04
Representatives	§ 8.04(a)
SEC	§ 6.07(a)
Second Articles of Merger	§ 3.01(b)
Second Certificate of Merger	§ 3.01(b)
Second Effective Time	§ 3.01(b)
Second Merger	§ 3.01(b)
Securities Act	§ 6.07(a)
Service Agreements	§ 5.10(a)
SPAC	Preamble
SPAC Board	Recitals
SPAC Affiliate Agreement	§ 6.22
SPAC Convertible Securities	§ 8.01(a)
SPAC Preference Shares	6.03(a)
SPAC Proposals	§ 8.01(a)
SPAC SEC Reports	§ 6.07(a)
SPAC Shareholder Approval	§ 6.04
SPAC Shareholders’ Meeting	§ 8.01(a)

Defined Term	Location of Definition
Sponsor Letter Agreement	Recitals
Stock Incentive Plan	§ 8.17
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	§ 3.01(a)
Surviving Entity	§ 3.01(b)
Surviving Pubco	Recitals
Surviving Pubco Certificate of Incorporation	Recitals
Surviving Pubco Bylaws	Recitals
Tax	§ 5.14(r)
Tax Return	§ 5.14(r)
Terminating Company Breach	§ 10.01(f)
Terminating SPAC Breach	§ 10.01(g)
Top 10 Customers/Resellers	§ 5.21(b)
Top 10 Suppliers	§ 5.21(a)
Trust Fund	§ 6.13
WARN	§ 5.11(b)
Written Consent	§ 8.03

Section 1.03         Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (and, unless the context otherwise requires, shall be deemed to read “and/or”), (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (x) the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (xi) references to “dollar,” “dollars” or “$” shall be to the lawful currency on the United States.

(b)            All Annexes or Schedules (including the Company Disclosure Schedule and the SPAC Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term(s) used in any Annex or Schedule (including the Company Disclosure Schedule and the SPAC Disclosure Schedule) annexed hereto or referred to herein but not otherwise defined therein shall have the meaning ascribed to such term(s) in this Agreement.

(c)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(d)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(e)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f)            Whenever this Agreement states that documents or other information have been “made available” or “provided to” SPAC (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the virtual data room managed by or on behalf of the Company or shall have been transmitted to SPAC, Merger Sub I, Merger Sub II or one or more of their respective Representatives in writing or by electronic transmission, in each case, at least two (2) Business Days prior to the date hereof.

(g)            No summary of this Agreement prepared by a party hereto shall affect the meaning or interpretation of this Agreement.

Article II.

DOMESTICATION

Section 2.01         Domestication. Subject to receipt of the SPAC Shareholder Approval, one Business Day prior to the First Effective Time, SPAC shall (subject to SPAC being reasonably satisfied that the Closing will occur on a consecutive day) cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Certificate of Incorporation of SPAC in substantially the form attached hereto as Exhibit A, in each case, in accordance with the provisions thereof and applicable Law and (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication. The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by SPAC and the Company in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”). Any reference in this Agreement to “SPAC” with respect to any period after the Domestication will be deemed to be a reference to Surviving Pubco.

Section 2.02         Bylaws of SPAC. SPAC shall take all actions necessary so that, at the Domestication Effective Time, the bylaws of SPAC shall be substantially in the form attached hereto as Exhibit B.

Section 2.03         Effects of the Domestication on the Capital Stock of SPAC. At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of the SPAC or any holder of SPAC Ordinary Shares or SPAC Warrants:

(a)            each then issued and outstanding SPAC Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving Pubco Class A Common Stock;

(b)            each then issued and outstanding SPAC Class B Ordinary Share will (i) first convert automatically, on a one-for-one basis into one share of SPAC Class A Ordinary Shares, and (ii) each such SPAC Class A Ordinary Share shall then immediately convert automatically, on a one-for-one basis, into one share of Surviving Pubco Class A Common Stock as part of the same overall transaction; and

(c)            each then issued and outstanding SPAC Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Surviving Pubco Class A Common Stock, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted SPAC Warrant.

Article III.

AGREEMENT AND PLAN OF MERGER

Section 3.01         The Mergers; Effective Times.

(a)            Upon the terms and subject to the conditions set forth in Article IX, at the First Effective Time, Merger Sub I shall be merged with and into the Company (the “First Merger”), with the Company being the surviving corporation (which, in its capacity as the surviving corporation of the First Merger, is sometimes hereinafter referred to as the “Surviving Corporation”) following the First Merger, and the separate corporate existence of Merger Sub I shall cease. The First Merger shall be consummated in accordance with this Agreement and the NRS and evidenced by articles of merger between Merger Sub I and the Company and containing such information as is required by Chapter 78 and Chapter 92A of the NRS (the “First Articles of Merger”), such First Merger to be consummated at such time the First Articles of Merger have been duly filed with the Secretary of State of the State of Nevada, or at such later time as may be agreed by SPAC and the Company in writing and specified in the First Articles of Merger in accordance with the relevant provisions of the NRS (the “First Effective Time”).

(b)            Upon the terms and subject to the conditions set forth in Article IX, at the Second Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II being the surviving company (which, in its capacity as the surviving company of the Second Merger, is sometimes hereinafter referred to as the “Surviving Entity”) following the Second Merger, and the separate corporate existence of the Surviving Corporation shall cease. The Second Merger shall be consummated in accordance with this Agreement, the NRS and the DLLCA and evidenced by (i) articles of merger between Merger Sub II and the Surviving Corporation and containing such information as is required by Chapter 78 and Chapter 92A of the NRS (the “Second Articles of Merger”) and (ii) a certificate of merger between Merger Sub II and the Surviving Corporation (the “Second Certificate of Merger”), such Second Merger to be consummated at such time the Second Articles of Merger have been duly filed with the Secretary of State of the State of Nevada and the Second Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by SPAC and the Company in writing and specified in the Second Articles of Merger and the Second Certificate of Merger in accordance with the relevant provisions of the NRS and the DLLCA (the “Second Effective Time”).

Section 3.02         Closing. Pursuant to the terms and subject to the conditions set forth in this Agreement, the closing of the First Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof; provided that for this purpose, the completion of the Domestication will be treated as a condition to be satisfied at Closing) or such other time and place as SPAC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, (a) the Company and Merger Sub I shall cause the First Articles of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Nevada as provided in the relevant provisions of the NRS and (b) as soon as practicable following the First Effective Time, the Surviving Corporation and Merger Sub II shall cause the Second Articles of Merger and the Second Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware, respectively, as provided in the relevant provisions of the NRS and the DLLCA.

Section 3.03         Effect of the Mergers.

(a)            At the First Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, (a) all property, rights, privileges, immunities, powers, franchises, licenses and authority of each of the Company and Merger Sub I shall vest in the Surviving Corporation, and (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub I shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(b)            At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the NRS and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, (a) all property, rights, privileges, immunities, powers, franchises, licenses and authority of each of the Surviving Corporation and Merger Sub II shall vest in the Surviving Entity, and (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and Merger Sub II shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

Section 3.04         Governing Documents.

(a)            At the First Effective Time, the Company Certificate of Incorporation and bylaws of the Company, in each case as in effect immediately prior to the First Effective Time, shall be the certificate of incorporation and the bylaws of the Surviving Corporation.

(b)            At the Second Effective Time, the certificate of formation and limited liability company agreement of Merger Sub II, in each case as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Entity.

Section 3.05         Directors and Officers of the Surviving Corporation and the Surviving Entity.

(a)            From and after the First Effective Time, the directors and officers of the Surviving Corporation shall be the individuals set forth on Section 3.05(a) of the Company Disclosure Schedule, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of his or her death, resignation or removal.

(b)            From and after the Second Effective Time, the officers of the Surviving Entity shall be the officers of the Surviving Corporation immediately prior to the Second Effective Time and the managers of the Surviving Entity shall be the directors of the Surviving Corporation immediately prior to the Second Effective Time, each to hold office in accordance with the certificate of formation and the limited liability company agreement of the Surviving Entity until such manager’s or officer’s successor is duly appointed and qualified, or until the earlier of his or her death, resignation or removal.

Article IV.

CONVERSION OF SECURITIES; Exchange of SHARES

Section 4.01         Conversion of Securities.

(a)            Payment Spreadsheet. Not less than two (2) Business Days prior to the First Effective Time, the Company shall deliver to SPAC a schedule (the “Payment Spreadsheet”) setting forth the Company’s good faith and reasonable calculation of (or, in the case of the amount of the Aggregate Transaction Value, the amount mutually agreed by the Company and SPAC) the following: (i) the Aggregate Transaction Consideration, (ii) the allocation of the Aggregate Transaction Consideration among the holders of Company Capital Stock, the holders of Company Options and the holders of Company RSUs, (iii) the number of shares of Surviving Pubco Common Stock payable to each holder of Company Common Stock, including for each holder, whether such shares will be issued as shares of Surviving Pubco Class A Common Stock or shares of Surviving Pubco Class B Common Stock (it being understood that the Surviving Pubco Class B Common Stock will be issued only to Persons who immediately prior to the First Effective Time (and after giving effect to the Conversion) own 20% or more of the Company Common Stock outstanding at that time (and after giving effect to the Conversion)), (iv) the number of shares of Surviving Pubco Common Stock that constitute, for each holder of Company Common Stock, Company Options or Company RSUs (as applicable), such holder’s Earn-out Portion to be issued as Earn-out Shares or Earn-out RSUs as described in Section 4.06, (v) the number of shares of Surviving Pubco Class A Common Stock that can be purchased under the Exchanged Options, (vi) the number of shares of Surviving Pubco Class A Common Stock subject to the Exchanged RSUs and (vii) the number of shares of Company Common Stock (and whether Company Class A Common Stock or Company Class B Common Stock) to be received by each holder of Company Preferred Stock in the Conversion. Provided that the Payment Spreadsheet is reasonably acceptable to SPAC (particularly insofar as it relates to (A) the total number of shares of Surviving Pubco Class A Common Stock to be issued as consideration (and the portion thereof that will be issued in the form of Earn-Out Shares), (B) the total number of shares of Surviving Pubco Class B Common Stock to be issued as consideration (and the portion thereof that will be issued in the form of Earn-Out Shares), (C) the total number of shares of Surviving Pubco Class A Common Stock that will underlie the Exchanged Options (and the portion thereof that relate to unvested Company Options), (D) the total number of shares of Surviving Pubco Class A Common Stock that will underlie the Exchanged RSUs (and the portion thereof that relate to Unvested Company RSUs) and (E) the total number of shares of Surviving Pubco Class A Common Stock that will underlie the Earn-Out RSUs (and the portion of the Earn-Out RSUs that relate to unvested Company Options and unvested Company RSUs), the allocation of the Aggregate Transaction Consideration and the information with respect to the conversion of Company Options into Exchanged Options and Company RSUs into Exchanged RSUs set forth in the Payment Spreadsheet shall be binding on all parties (and all holders of Company Common Stock, Company Options and Company RSUs) and shall be used by SPAC and Merger Sub I for purposes of issuing the Merger Consideration to the holders of Company Capital Stock and conversion of the Company Options into the Exchanged Options and the Company RSUs into Exchanged RSUs pursuant to this Article IV. In issuing the Merger Consideration and converting the Company Options into Exchanged Options and the Company RSUs into Exchanged RSUs pursuant to this Article IV, SPAC and Merger Sub I shall be entitled to rely fully on, and will have no obligation to investigate or verify the accuracy or completeness of, the information set forth in the Payment Spreadsheet and no holder of Company Capital Stock, Company Options or Company RSUs will be entitled to receive any amount in excess of the applicable amount to be paid as set forth in the Payment Spreadsheet (or in the case of a holder of Company Option, Exchanged Options with a number of shares of Surviving Pubco Class A Common Stock that can be purchased thereunder in excess of the applicable amount set forth in the Payment Spreadsheet). In no event will the aggregate number of shares referenced in clauses (A), (B), (C), (D) and (E) of the proviso to the second sentence of this Section 4.01(a) exceed the Aggregate Transaction Consideration except to the extent payable in respect of unvested (for the avoidance of doubt, after taking into account the Transactions) Company Options and unvested (for the avoidance of doubt, after taking into account the Transactions) Company RSUs.

(b)            Prior to the First Effective Time, the Company shall seek the written consents of the holders of at least (i) a majority of the then-outstanding shares of Company Series A-1 Preferred Stock, and (ii) 51% of the then-outstanding shares of Company Series A-2 Preferred Stock, in each case voting as a separate class, to provide that, immediately prior to the First Effective Time, each share of Company Series A-1 Preferred Stock and Company Series A-2 Preferred Stock, respectively, that is issued and outstanding immediately prior to the First Effective Time will be automatically converted into a number of shares of Company Class B Common Stock and shares of Company Class A Common Stock, respectively, in each case in accordance with Article V, Section 4(B)(ii) or (iii), as applicable, of the Company Certificate of Incorporation (and with the number of shares of Company Common Stock to be received by each holder of Company Preferred Stock in such conversion to be set forth in the Payment Spreadsheet) (the “Conversion”). For the avoidance of doubt, no cash will be paid in the Conversion. All of the shares of Company Preferred Stock converted into shares of Company Common Stock pursuant to this Section 4.01(b) shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such Company Preferred Stock.

(c)            At the First Effective Time, by virtue of the First Merger and without any action on the part of SPAC, Merger Sub I, the Company or the holders of any of the following securities:

(i)            each share of Company Class A Common Stock and Company Class B Common Stock issued and outstanding immediately prior to the First Effective Time (excluding Dissenting Shares and taking into account the Conversion) shall be converted into and become the right to receive, in accordance with the Payment Spreadsheet, the number of shares of Surviving Pubco Class A Common Stock or Surviving Pubco Class B Common Stock, respectively, determined by dividing the Aggregate Transaction Consideration by the sum of (A) the number of outstanding shares of Company Common Stock immediately prior to the First Effective Time (including, for the avoidance of doubt, the number of shares of Company Common Stock issuable upon the Conversion), plus (B) the number of shares of Company Class A Common Stock underlying (x) the outstanding Company Options that are vested as of the Closing Date (including, for the avoidance of doubt, as a result of the Transactions) and (y) the outstanding Company RSUs that are vested as of the Closing Date (including, for the avoidance of doubt, as a result of the Transactions), in each case immediately prior to the First Effective Time, in each case under clauses (A) and (B) as set forth in the Payment Spreadsheet (and subject to the last sentence of Section 4.01(a)) (the “Merger Consideration”), with each holder of Company Capital Stock to receive the right to receive the number of shares of Surviving Pubco Class A Common Stock or Surviving Pubco Class B Common Stock set forth opposite such holder’s name as set forth in the Payment Spreadsheet and with the applicable portion of such shares being issued as Earn-Out Shares in accordance with Section 4.06 and Annex I;

(ii)            all shares of Company Capital Stock held in the treasury of the Company immediately prior to the First Effective Time, shall be automatically canceled without any conversion thereof and cease to exist and no payment or distribution shall be made with respect thereto;

(iii)            each share of Merger Sub I Common Stock issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of Class A common stock, par value $0.001 per share, of the Surviving Corporation;

(iv)            the Company Options that are outstanding immediately prior to the First Effective Time, whether vested or unvested, shall be converted into options to purchase shares of Surviving Pubco Class A Common Stock (such options, the “Exchanged Options”) and/or Earn-Out RSUs, in each case, in accordance with the Payment Spreadsheet, with each holder of Company Options to receive options to purchase the number of shares of Surviving Pubco Class A Common Stock and/or Earn-Out RSUs, in each case, as set forth opposite such holder’s name on the Payment Spreadsheet; provided that the exercise price and the number of shares of Surviving Pubco Class A Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and, provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Surviving Pubco Class A Common Stock purchasable pursuant to the Exchanged Options shall be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulation Section 1.424-1(a). Except as specifically provided above, following the First Effective Time, the Exchanged Options shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Options immediately prior to the First Effective Time. At or prior to the First Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection; and

(v)            the Company RSUs that are outstanding immediately prior to the First Effective Time shall be converted into restricted stock units relating to shares of Surviving Pubco Class A Common Stock (such restricted stock units, the “Exchanged RSUs”) and/or Earn-Out RSUs, in each case, in accordance with the Payment Spreadsheet, with each holder of Company RSUs to receive a number of Exchanged RSUs and/or Earn-Out RSUs, in each case, as set forth opposite such holder’s name on the Payment Spreadsheet. Except as specifically provided above, following the First Effective Time, the Exchanged RSUs shall continue to be governed by the same terms and conditions (including vesting and settlement terms) as were applicable to the corresponding former Company RSUs immediately prior to the First Effective Time. At or prior to the First Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company RSUs pursuant to this subsection.

(d)            At the Second Effective Time, by virtue of the Second Merger and without any action on the part of SPAC, Merger Sub I, the Company or any holder of any shares of capital stock or other equity interests of the Surviving Corporation or Merger Sub II: (a) each share of common stock of the Surviving Corporation issued and outstanding as of immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the membership interests of Merger Sub II outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interests of the Surviving Entity, which shall constitute 100% of the outstanding equity interests of the Surviving Entity. From and after the Second Effective Time, the membership interests of Merger Sub II shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 4.02      Exchange of Shares.

(a)            Exchange Agent. On the Closing Date, SPAC shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Company (the “Exchange Agent”), it being agreed that Continental Stock Transfer & Trust Company is satisfactory to all parties, for the benefit of the holders of Company Capital Stock, for exchange in accordance with this Article IV, the number of shares of Surviving Pubco Class A Common Stock and Surviving Pubco Class B Common Stock sufficient to deliver the aggregate Merger Consideration payable pursuant to this Agreement (such shares of Surviving Pubco Class A Common Stock and Surviving Pubco Class B Common Stock being hereinafter referred to as the “Exchange Fund”). SPAC shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 4.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b)            Exchange Procedures. As promptly as practicable after the First Effective Time, Surviving Pubco shall cause the Exchange Agent to deliver to each record holder of Company Common Stock (after taking into account the Conversion) immediately prior to the First Effective Time, whose Company Common Stock was converted pursuant to Section 4.01 into the right to receive Surviving Pubco Common Stock, the applicable Merger Consideration via book-entry issuance in accordance with the Payment Spreadsheet pursuant to the provisions of Section 4.01, subject to any adjustments pursuant to Section 4.02(e) and any Tax withholdings pursuant to Section 4.02(h) and subject to Section 4.06.

(c)            Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional shares of Surviving Pubco Common Stock (whether in the case of shares that are Earn-Out Shares or in the case of shares that are not) shall be issued upon the delivery for exchange of shares of Company Common Stock and such fractional share interests shall not entitle the owner thereof to additional compensation or to any other rights of a shareholder of Surviving Pubco or the Surviving Corporation.

(d)            No Further Rights in Company Capital Stock. The Merger Consideration payable upon conversion of the Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Capital Stock.

(e)            Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any share or stock split, reverse share or stock split, share or stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Ordinary Shares, Surviving Pubco Common Stock or Company Capital Stock occurring on or after the date hereof and prior to the First Effective Time.

(f)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one (1) year after the First Effective Time shall be delivered to SPAC, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 4.02 shall thereafter look only to SPAC for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Capital Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of SPAC free and clear of any claims or interest of any person previously entitled thereto.

(g)            No Liability. None of the Exchange Agent, SPAC or the Surviving Corporation shall be liable to any holder of Company Capital Stock for any portion of the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 4.02.

(h)            Withholding Rights. Each of the Surviving Corporation, SPAC and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign Tax Law. The party proposing to deduct and withhold any amounts pursuant to this Agreement shall use commercially reasonable efforts to provide at least five (5) days prior written notice to the applicable other party that it intends to withhold from amounts deliverable in respect of Company Capital Stock hereunder, and agrees to reasonably cooperate to minimize or eliminate any such withholding. To the extent that amounts are so withheld by the Surviving Corporation, SPAC or the Exchange Agent, as the case may be, and remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Capital Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Surviving Corporation or SPAC, as the case may be.

Section 4.03      Stock Transfer Books. At the First Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company.

Section 4.04      Payment of Expenses.

(a)            No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions, and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date, concurrently with the Closing, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b)            No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, SPAC shall provide to the Company a written report setting forth a list of all unpaid fees, expenses and disbursements incurred by or on behalf of SPAC, Merger Sub I or Merger Sub II for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of SPAC, Merger Sub I or Merger Sub II in connection with the Transactions or otherwise in connection with SPAC’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding SPAC Transaction Expenses”). On the Closing Date, concurrently with the Closing, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding SPAC Transaction Expenses.

(c)            SPAC shall not pay or cause to be paid any Outstanding SPAC Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 4.04 (and the parties agree that SPAC, and not the Surviving Corporation, shall pay all such expenses if the Closing occurs).

Section 4.05      Dissenters’ Rights.

(a)            Notwithstanding any provision of this Agreement to the contrary and to the extent available under the NRS, shares of Company Capital Stock that are issued and outstanding immediately prior to the First Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Mergers nor consented thereto in writing, and who shall have demanded properly in writing payment of fair value (as defined in NRS 92A.320) for such shares of Company Capital Stock in accordance with the requirements of NRS 92A.300 through 92A.500, inclusive (collectively, the “Dissenting Shares”), shall not be converted into or become the right to receive, and such stockholders shall have no right to receive, the Merger Consideration, and the holders of Dissenting Shares shall be entitled to only such rights as are granted by NRS 92A.300 through 92A.500, inclusive. At the First Effective Time, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent only those rights provided under NRS 92A.300 through 92A.500, inclusive. If, after the First Effective Time, any holder of Dissenting Shares fails to perfect or effectively withdraws or otherwise loses his, her or its rights to demand payment of fair value in respect of such shares of Company Capital Stock pursuant to NRS 92A.300 through 92A.500, inclusive, such shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the Merger Consideration, without any interest thereon, in the manner provided in Section 4.02(b).

(b)            Prior to the Closing, the Company shall give SPAC (i) prompt notice of any demands for payment of fair value received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment of fair value under the NRS. The Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld), make any payment with respect to any demands for payment of fair value or offer to settle or settle any such demands.

Section 4.06      Earn-Out Shares.

(a)            A portion (with respect to each holder, its Earn-Out Portion) of the consideration to be paid to each holder of Company Common Stock (after giving effect to the Conversion), Company Options and Company RSUs will be in the form of restricted Surviving Pubco Common Stock subject to the vesting, forfeiture and other provisions set forth in this Section 4.06 and Annex I; provided, however, that in lieu of restricted Surviving Pubco Common Stock, the holders of Company Options and Company RSUs will receive, in lieu of the applicable portion of Exchanged Options or Exchanged RSUs, as applicable, restricted stock units relating to Surviving Pubco Class A Common Stock (“Earn-Out RSUs”) and each Earn-Out RSU will have one share of Surviving Pubco Class A Common Stock underlying it. Such shares of restricted Surviving Pubco Common Stock and Earn-Out RSUs are referred to as “Earn-Out Shares” and the total number of Earn-Out Shares is 8,500,000 in the aggregate, and will be payable as set forth in the Payment Spreadsheet. For the avoidance of doubt, the Payment Spreadsheet shall expressly provide that each Earn-Out Share to be issued to the Key Company Stockholder will be in the form of Surviving Pubco Class B Common Stock. As used herein, the term “Earn-Out Portion” means, with respect to any given holder of Company Common Stock (after giving effect to the Conversion), Company Options, or Company RSUs a number of shares of Surviving Pubco Common Stock (specifically, Surviving Pubco Class B Common Stock, with respect to the Key Company Stockholder), or Earn-Out RSUs, as applicable (rounded down to the nearest whole number divisible by two) equal to 8,500,000 multiplied by a fraction, (i) the numerator of which is the number of shares of Company Common Stock, shares of Company Class A Common Stock underlying Company Options and shares of Company Class A Common Stock underlying Company RSUs held by such holder immediately prior to the First Effective Time (and giving effect to the Conversion) and (ii) the denominator of which is the number of shares of Company Common stock, shares of Company Class A Common Stock underlying Company Options and shares of Company Class A Common Stock underlying Company RSUs outstanding immediately prior to the First Effective Time (and after giving effect to the Conversion).

(b)            At the First Effective Time, Surviving Pubco will issue to each holder of Company Common Stock, Company Options and Company RSUs as of immediately prior to the First Effective Time each such holder’s Earn-Out Portion of the Earn-Out Shares (in the form of Earn-Out RSUs, as applicable) which shall be subject to the vesting and forfeiture provisions provided for in Annex I, which Earn-Out Shares and Earn-Out RSUs shall otherwise be fully paid and free and clear of all Liens other than applicable securities Law restrictions or as set forth in any Ancillary Agreement. Notwithstanding the foregoing, the issuance of the Earn-Out Shares shall be subject to withholding pursuant to Section 4.02(h).

(c)            Prior to the Closing, the Company shall have adopted appropriate resolutions and shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan (and the underlying grant, award or similar agreements) to give effect to the provisions of this Article IV with respect to Company Options and Company RSUs.

Article V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to SPAC, Merger Sub I and Merger Sub II as follows:

Section 5.01      Organization and Qualification; Subsidiaries.

(a)            The Company and each subsidiary of the Company (each, a “Company Subsidiary”) is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (insofar as such concept exists in such jurisdiction) and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction (insofar as such concept exists in such jurisdiction) where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)            A true and complete list of all Company Subsidiaries, together with the jurisdiction of incorporation or other organization of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 5.01(b) of the Company Disclosure Schedule. Except for the Company Subsidiaries set forth in Section 5.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 5.02      Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the certificate of incorporation and the bylaws, or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 5.03      Capitalization.

(a)            As of the date hereof, the authorized capital stock of the Company consists of 152,000,000 shares of Company Common Stock consisting of 100,000,000 shares of Company Class A Common Stock and 52,000,000 shares of Company Class B Common Stock, and 59,799,200 shares of Company Preferred Stock consisting of 41,000,000 shares of Company Series A-1 Preferred Stock and 18,799,200 shares of Company Series A-2 Preferred Stock. As of the date hereof, (i) 1,313,602 shares of Company Class A Common Stock are issued and outstanding, (ii) 11,000,000 shares of Company Class B Common Stock are issued and outstanding, (iii) 41,000,000 shares of Company Series A-1 Preferred Stock are issued and outstanding, (iv) 12,924,450 shares of Company Series A-2 Preferred Stock are issued and outstanding, (v) 5,250,500 shares of Company Class A Common Stock are reserved for issuance upon the exercise of the outstanding Company Options, (vi) 125,000 shares of Company Class A Common Stock are reserved for the issuance upon the settlement of the outstanding Company RSUs, and (vii) 3,982,566 shares of Company Class A Common Stock are reserved for future grants under the Company Equity Plan.

(b)            Except as set forth in Section 5.03(b) of the Company Disclosure Schedule, (i) other than the Company Options and Company RSUs, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, (ii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights, and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Capital Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries.

(c)            As of the date of this Agreement, the Company has made available to SPAC the following information with respect to each outstanding Company Option and Company RSU (each, a “Company Share Award”): (i) the name of the Company Share Award recipient; (ii) the number of shares of Company Class A Common Stock subject to such Company Share Award; (iii) the exercise or purchase price of such Company Share Award, if applicable; (iv) the date on which such Company Share Award was granted; (v) the vesting schedule applicable to such Company Share Award (including any accelerated vesting); and (vi) the date on which such Company Share Award expires, if applicable. The Company has made available to SPAC accurate and complete copies of the Company Equity Plan pursuant to which the Company has granted the Company Share Awards that are currently outstanding, all forms of award agreements evidencing such Company Share Awards and any award agreements evidencing such Company Share Awards which differ materially from such forms of award agreements.  No Company Option was granted to an employee who is a US taxpayer with an exercise price per share less than the fair market value of the underlying Company Class A Common Stock as of the date such Company Option or has any feature for the deferral of compensation within the meaning of Section 409A of the Code. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)            There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person other than a Company Subsidiary.

(e)            (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award as a result of the Transactions, and (ii) all outstanding shares of Company Capital Stock, all outstanding Company Share Awards under the Company Equity Plan and all outstanding shares of capital stock of each Company Subsidiary, have been issued and granted in compliance with (A) all applicable securities laws and other applicable Laws, and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(f)            Each outstanding share of Company Capital Stock (i) is duly authorized, validly issued, fully paid and nonassessable, and (ii) was issued free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting rights, other than transfer restrictions under applicable securities laws and the Company Certificate of Incorporation.

(g)            Each outstanding share of capital stock or other security of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be limited by Sections 18-607 and 18-804 of the DLLCA), and each such share or security is owned by the Company or another Company Subsidiary free and clear of all Liens (other than Liens arising under this Agreement), options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(h)            The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which is represented by the issued and outstanding shares of Company Capital Stock). Except for the shares of Company Capital Stock held by the stockholders of the Company and the Company Share Awards granted under the Company Equity Plan, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(i)            Subject to Section 4.01(b) and the applicable terms and conditions set forth in the Company Certificate of Incorporation, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents for the Conversion will have been obtained by the Company. By way of example, (x) the 41,000,000 shares of Company Series A-1 Preferred Stock outstanding as of the date hereof would convert into 41,000,000 shares of Company Class B Common Stock, and (y) the 12,924,450 shares of Company Series A-2 Preferred Stock outstanding as of the date hereof would convert into 12,924,450 shares of Company Class A Common Stock.

Section 5.04      Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval (including the approval of the holders of at least (i) a majority of the then-outstanding shares of Company Series A-1 Preferred Stock and (ii) 51% of the then-outstanding shares of Company Series A-2 Preferred Stock, in each case voting as a separate class, with respect to the Conversion, as set forth in Section 4.01(b)), to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is or will be a party by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the other Transaction Documents to which it is or will be a party, or to consummate the Transactions (other than, (a) with respect to the Mergers, the Company Stockholder Approval, (b) with respect to the Conversion, the approval of the holders of at least (i) a majority of the then-outstanding shares of Company Series A-1 Preferred Stock and (ii) 51% of the then-outstanding shares of Company Series A-2 Preferred Stock, as set forth in Section 4.01(b), and (c) the filing and recordation of appropriate merger documents as required by the NRS and the DLLCA). Each of this Agreement and the other Transaction Documents to which the Company is or will be a party has been, or will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, Merger Sub I and Merger Sub II, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Sections 78.378 to 78.3793, inclusive, and Sections 78.411 to 78.444, inclusive, of the NRS shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Mergers or the other Transactions.

Section 5.05      No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the NRS and the DLLCA and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 5.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States supra-national, national, federal, state, county, local, municipal or other statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)            The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, clearance, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, supra-national, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”), the pre-merger notification and waiting period requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the NRS and the DLLCA, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.06      Permits; Compliance. Section 5.06 of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority held by the Company or any Company Subsidiary and necessary for the Company or any applicable Company Subsidiary to own, lease and operate its or their properties or to carry on its or their business as it is now being conducted (the “Company Permits”). The Company or a Company Subsidiary is in possession of all Company Permits, except where the failure to have such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is, or has been since the Lookback Date, in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations, individually or in the aggregate, that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.07      Financial Statements.

(a)            The Company has made available to SPAC true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of comprehensive loss, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Financial Statements”), which are attached as Section 5.07(a) of the Company Disclosure Schedule. Each of the Financial Statements fairly presents, in all material respects, the financial position, results of operations, stockholders equity and cash flows of the Company and the Company Subsidiaries as at the dates thereof and for the periods indicated therein in conformity with GAAP consistently applied.

(b)            The Company has made available to SPAC a true and complete copy of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2021 (the “Interim Balance Sheet”), and the related unaudited consolidated statements of comprehensive loss, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the nine-month period then ended (collectively, the “Interim Financial Statements”), which are attached as Section 5.07(b) of the Company Disclosure Schedule. Such unaudited financial statements fairly present, in all material respects, the financial position, results of operations, stockholders equity and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein in conformity with GAAP consistently applied, except for the absence of footnotes and other presentation items required by GAAP and for normal and recurring year-end adjustments that are not material.

(c)            Except as and to the extent set forth on the Interim Balance Sheet, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business since the date of such Interim Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party (and not for a breach of any such contract), or (iii) liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d)            Since January 1, 2019 (the “Lookback Date”) (i) neither the Company nor any Company Subsidiary or, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)            To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f)            The PCAOB Audited Financials, when delivered by the Company, shall (i) be true and complete, (ii) be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (iii) have been prepared in accordance with Regulation S-X and audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act and (iv) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the dates thereof and for the periods indicated therein, except as otherwise noted therein. The PCAOB Audited Financials shall be the same as the Financial Statements, subject to de minimis differences.

(g)            The Company and the Company Subsidiaries maintain, on a consolidated basis, systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements for the Company and the Company Subsidiaries for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company and the Company Subsidiaries maintain records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements of the Company and the Company Subsidiaries on a consolidated basis in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and their respective board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on the financial statements of the Company and the Company Subsidiaries on a consolidated basis. The Company has delivered to SPAC a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of the Company and the Company Subsidiaries to the Company’s and the Company Subsidiaries’ independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company and the Company Subsidiaries to record, process, summarize and report financial data. The Company and the Company Subsidiaries have no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company or the Company Subsidiaries. Since February 1, 2020, there have been no material changes in the Company’s or the Company Subsidiaries’ internal control over financial reporting.

(h)            Except as set forth in Section 5.07(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any material (i) indebtedness, whether or not contingent, for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument or (iii) off-balance sheet arrangements that are not disclosed in the Financial Statements.

Section 5.08      Absence of Certain Changes or Events. Since the date of the Interim Balance Sheet, except as set forth in Section 5.08 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred, licensed, sublicensed, terminated, encumbered, failed to take any action necessary to maintain, enforce or protect, permitted to lapse, abandoned or otherwise disposed of any right, title, or interest in or to any of their material assets (including any material Company-Owned IP, other than non-exclusive licenses in the ordinary course of business) or agreed to do any of the foregoing, (c) the Company and the Company Subsidiaries have not taken any action (or failed to take any action) that would violate Section 7.01 if such action had been taken (or failed to be taken) after the date of this Agreement and (d) there has not been any Company Material Adverse Effect.

Section 5.09      Absence of Litigation. Since the Lookback Date, there has been no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Since the Lookback Date, neither the Company nor any Company Subsidiary, nor any material property or asset of the Company or any Company Subsidiary, has been subject to any order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 5.10      Employee Benefit Plans.

(a)            All employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any severance obligation (and, for the avoidance of doubt, excluding standard form agreements for employees outside of the United States and contracts or agreements that can be terminated at any time without severance or termination pay or upon notice of not more than 60 days) (collectively, the “Service Agreements”) , have been made available to SPAC in the virtual data room and set forth on Section 5.10(a) of the Company Disclosure Schedule. In addition, Section 5.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Plans.

(b)            With respect to each Plan, the Company has made available in the virtual data room to SPAC, if applicable (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the two (2) most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years with respect to which any material liability remains outstanding. Neither the Company nor any Company Subsidiary has any express, legally-binding commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c)            Neither the Company nor any Company Subsidiary nor any of their ERISA Affiliates currently sponsors, maintains, contributes to or is required to contribute to, nor has, within the past six (6) years, sponsored, maintained, contributed to or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) or (m) of the Code.

(d)            Except as set forth in Section 5.10(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is, nor will be, obligated, whether under any Plan or otherwise, to pay separation, severance or termination to any current or former employee, director or independent contractor directly as a result of the execution and delivery of this Agreement nor the consummation of any of the Transactions (either alone or in connection with any other event, contingent or otherwise), nor will any such action (i) result in any forgiveness of indebtedness to any current or former employee, director or contractor of the Company, (ii)  accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual or (iii) limit or restrict the right of the Company or any Company Subsidiary or, after the Closing, SPAC, to merge, amend or terminate any Plan. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e)            None of the Plans provides, nor does the Company or any Company Subsidiary have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f)            Each Plan is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(g)            Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Plan or the exempt status of any such trust.

(h)            There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any Company Subsidiary. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i)            All contributions, premiums or payments required to be made by the Company or any Company Subsidiary with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

(j)            The Company, each Company Subsidiary and each of their ERISA Affiliates have complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)            The Company, each Company Subsidiary and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Company Subsidiary, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l)            Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder. There is no agreement, plan arrangement, or other contract by which the Company or any Company Subsidiary is bound to compensate any Person for excise or additional Taxes, penalties or interest, whether pursuant to Section 4999 or Section 409A of the Code.

Section 5.11      Labor and Employment Matters.

(a)            (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor has been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii)  there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board; and (iv) during the past three (3) years, there has not been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute against the Company or any Company Subsidiary.

(b)            Except as set forth in Section 5.11(b) of the Company Disclosure Schedule, the Company and all Company Subsidiaries are, and have been since January 1, 2018, in compliance with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, redundancies, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Laws), information and consultation, furloughs, immigration, meal and rest breaks, working time, pay equity, workers’ compensation, family and medical leave and all other employee leave, holiday pay, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements (“Employment Matters”), and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except for any such non-compliance that would not reasonably be expected to result in material liability for the Company and the Company Subsidiaries, taken as a whole. Each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date, except where the failure to make such payments would not reasonably be expected to result in material liability for the Company. Neither the Company nor any of the Company Subsidiaries has (x) taken any action which would constitute a “plant closing” or “mass lay-off” or “mass termination” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or similar law (collectively, “WARN”) or issued any notification of a plant closing or mass lay-off or mass termination required by WARN or similar law, or (y) incurred any liability or obligation under WARN that remains unsatisfied.

(c)            Except as would not reasonably be expected to result in material liability for the Company and the Company Subsidiaries, taken as a whole, each of the Company and the Company Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all amounts required by Law or by agreement to be withheld, remitted, and reported with respect to wages, salaries, end of service and retirement funds, superannuation and social security benefits and other payments to any current or former independent contractors or employees; and (vi) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

Section 5.12      Real Property; Title to Assets.

(a)            Neither the Company nor any Company Subsidiary owns any land, buildings or other real property.

(b)            Section 5.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, concessions or other contracts granting to any person other than the Company or the Company Subsidiaries the right to use or occupy the real property subject to the Leases, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not and, since the Lookback Date, has not been, under any of such Leases, any material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c)            There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)            Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and leased assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. The tangible assets of the Company and the Company Subsidiaries constitute all material tangible assets used or held for use by the Company and its Affiliates in, and, except as would not be material to the Company and the Company Subsidiaries taken as a whole, are sufficient for, the operation of the businesses of the Company and the Company Subsidiaries as presently operated.

Section 5.13      Intellectual Property.

(a)            Section 5.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of (i) all registered Patents, registered Trademarks, domain names and registered Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority and that are included in the Company-Owned IP (“Registered IP”) (showing in each, as applicable, the owner, jurisdiction to which such registration or application applies, filing date, date of issuance, expiration date, registration or application number, and registrar) and (ii) any Software constituting Company-Owned IP that is material to the business of the Company or any Company Subsidiary as currently conducted. The Company and the Company Subsidiaries own or have a valid and enforceable license to use any and all Intellectual Property rights used, held for use in, or otherwise necessary for, the operation of the business of the Company and the Company Subsidiaries as currently conducted.

(b)            The Company or a Company Subsidiary solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use, pursuant to a valid and enforceable written license, all Company-Licensed IP. No material Registered IP has been adjudged invalid or unenforceable in whole or in part and all Registered IP that is material to the business of the Company and the Company Subsidiaries as currently conducted is subsisting and, to the knowledge of the Company, valid and enforceable.

(c)            The Company and each applicable Company Subsidiary have taken and take commercially reasonable actions in accordance with normal industry practice to maintain, protect and enforce the confidentiality of its trade secrets and other Confidential Information. To the knowledge of the Company, neither the Company nor any Company Subsidiary has disclosed any trade secrets or Confidential Information that is material to the business of the Company and the Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality of and protect such trade secrets or Confidential Information.

(d)            There are no pending, and since January 1, 2018, there have been no claims, actions, suits, investigations, or proceedings filed or threatened in writing (including email) against the Company or any Company Subsidiary by any person (i) contesting the validity, use, ownership, enforceability, patentability or registrability of any Company-Owned IP (other than ordinary course office actions received from the U.S. Patent and Trademark Office and similar Governmental Authorities in the course of registering any Company-Owned IP), or (ii) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person). To the knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries as currently conducted (including the Products) has not, since January 1, 2018, infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property rights of any other persons. To the Company’s knowledge, no other person has infringed, misappropriated or otherwise violated any of the Company-Owned IP. Since January 1, 2018, neither the Company nor any Company Subsidiary has received any formal written opinions of counsel regarding any of the foregoing.

(e)            All current and past founders, officers, employees and contractors who have contributed, developed or conceived any material Company-Owned IP have executed valid and, to the Company’s knowledge, enforceable written agreements with the Company or a Company Subsidiary pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company or a Company Subsidiary and assigned to the Company or a Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or a Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as otherwise required or prohibited by applicable Law.

(f)            The use of Open Source Software by the Company and the Company Subsidiaries is in compliance with the terms and conditions of all applicable licenses for such Open Source Software. The Company and the Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any material Company-Owned IP, or (ii) under any license or in a manner that would require the Company or any Company Subsidiary to license, make available, disclose or distribute the source code to any material Company-Owned IP, Product components or Business Systems owned or purported to be owned by the Company or any Company Subsidiary.

(g)            The Company or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems operate and perform in all material respects in a manner that permits the Company and the Company Subsidiaries to conduct, the business of the Company and the Company Subsidiaries as currently conducted. The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, data backup and business continuity plans, procedures and facilities, and encryption and other security protocol technology, in each case consistent with current industry standards, designed to protect the confidentiality, integrity and security of the Business Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. Since January 1, 2018, there has not been any material failure, interruption or corruption with respect to any of the Products or Business Systems that has not been remedied or replaced in all material respects.

(h)            The Company and each of the Company Subsidiaries currently comply, and since January 1, 2018, have complied, in all material respects with all (i) applicable Privacy/Data Security Laws, (ii) industry standards to which the Company and the Company Subsidiaries are legally bound, (iii) contractual commitments that the Company or any Company Subsidiary have entered into or are otherwise bound by with respect to the privacy or data security of Personal Information or other Business Data held or processed by or on behalf of the Company or any Company Subsidiary and (iv) applicable privacy or other policies of the Company or any Company Subsidiary, including internal policies and policies that are published on a Company website or otherwise made publicly available by the Company or any Company Subsidiary concerning data protection, security or privacy or the collection, dissemination, storage or use of Personal Information or other Business Data (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and any Personal Information or other Business Data held or processed by, or on behalf of, the Company or any Company Subsidiary. To the knowledge of the Company, since January 1, 2018, no person has inserted or is alleged to have inserted any Disabling Device in any of the Business Systems, Software that is included in the Company-Owned IP or Product components. Since January 1, 2018, neither the Company nor any Company Subsidiary has (x) to the Knowledge of the Company, experienced any material data security breaches, unauthorized access or use of any of the Business Systems (or any information or transactions stored or contained therein or transmitted thereby) or any material unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption or use of any Personal Information or Business Data or (y) been subject to or received written notice of any audits, proceedings, litigations, actions or investigations by any Governmental Authority or any third party, or received, in writing, any material claims or complaints regarding its collection, dissemination, storage or use of Personal Information or its violation of any applicable Data Security Requirements.

(i)            The Company and the Company Subsidiaries have rights to use all Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data as of immediately prior to the Closing Date. Neither the Company nor any Company Subsidiary is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Data Security Requirements or in connection with the Transactions, that would (i) prohibit SPAC, the Surviving Entity or their respective subsidiaries from receiving or using Personal Information or other Business Data held or processed by or on behalf of the Company or any Company Subsidiary, in a materially similar manner to which the Company or such Company Subsidiary receives and uses such Personal Information and other Business Data as of immediately prior to the Closing Date or (ii) result in any material violations of, or material liabilities in connection with, the Data Security Requirements.

Section 5.14      Taxes.

(a)            The Company and the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any Company Subsidiary is otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in of the Company Disclosure Schedule, and with respect to which adequate reserves have been made in accordance with GAAP, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii)  have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or material Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)            Neither the Company nor any Company Subsidiary is a party to, is bound by, or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has any material potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than, in each case, an agreement, contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c)            None of the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including as a result of the use of an improper method of accounting) for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction made on or prior to the Closing Date; or (iv) prepaid amount or deferred revenue received on or prior to the Closing Date other than in the ordinary course of business.

(d)            Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(e)            Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent or that involves only the Company and Company Subsidiaries).

(f)            Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract, or otherwise (except, in each case, for liabilities pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(g)            Neither the Company nor any Company Subsidiary has any request for a private letter ruling, administrative relief, technical advice or a change of any method of accounting pending with any Governmental Authority.

(h)            Neither the Company nor any Company Subsidiary has within the last two (2) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)            Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)            Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing any deficiency or claim for any material Taxes of the Company or any Company Subsidiary that has not been resolved.

(k)            There are no material Tax Liens upon any assets of the Company or any Company Subsidiary except for Permitted Liens.

(l)            Neither the Company nor any Company Subsidiary has taken any action nor, to the knowledge of the Company, are there any facts or circumstances, that would reasonably be expected to prevent the Intended U.S. Tax Treatment.

(m)            No material written claim has been made by any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not pay particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax.

(n)            Neither the Company nor any Company Subsidiary has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.

(o)            Neither the Company nor any Company Subsidiary has made an election described in Section 965(h) of the Code.

(p)            Neither the Company nor any Company Subsidiary has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

(q)            Each of the Company and the Company Subsidiaries at all times since its formation has been properly classified for U.S. federal income tax purposes as the type of entity set forth opposite its name on Section 5.14(q) of the Company Disclosure Schedule.

(r)            As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes (A) all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, escheat, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments in the nature of a tax imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions (B) any liability for, or in respect of, any item described in clause (A) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, affiliated group including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law) and (C) any liability for, or in respect of, any item described in clauses (A) or (B) of this definition as a transferee or successor, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) supplied or required to be supplied to a Tax authority relating to Taxes.

Section 5.15      Environmental Matters. Except as set forth in Section 5.15 of the Company Disclosure Schedule, (a) none of the Company nor any Company Subsidiary is, or has been since January 1, 2018, in violation in any material respect of any applicable Environmental Law; (b) to the knowledge of the Company, there has been no release of Hazardous Substances on or from any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary, or any of their respective predecessors, (including, without limitation, soils and surface and ground waters) in violation in any material respect of any Environmental Law or in a manner or quantity which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (c) none of the Company nor any Company Subsidiary has transported or disposed of, or arranged for the transportation or disposal of, Hazardous Substances at any real property not owned, operated or leased by the Company or any Company Subsidiary, in violation in any material respect of any Environmental Law or otherwise in a manner or quantity that has resulted or would reasonably be expected to result in a material liability to the Company or any Company Subsidiary under any Environmental Law; (d) the Company and the Company Subsidiaries have all material permits, licenses and other authorizations required of the Company or any Company Subsidiary under applicable Environmental Law (“Environmental Permits”); (e)  the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of their Environmental Permits; and (f) the Company has delivered to SPAC true and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company or any Company Subsidiary (or by a third-party of which the Company has knowledge) in relation to the current or prior business of the Company or any of the Company Subsidiaries or any real property presently or formerly owned, leased, or operated by the Company or any Company Subsidiary (or their predecessors) that are in possession, custody or control of the Company or any Company Subsidiary.

Section 5.16      Material Contracts.

(a)            Section 5.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (excluding for this purpose, any purchase orders submitted by Customers/Resellers in the ordinary course of business consistent with past practices) (such contracts and agreements as are set forth on Section 5.16(a) of the Company Disclosure Schedule, and all contracts or agreements that would be required to be so set forth as of the Closing Date, being the “Material Contracts”):

(i)            each contract and agreement with consideration paid or expressly payable to or by the Company and the Company Subsidiaries (x) of more than $400,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020 or the twelve (12)-month period ending September 30, 2021 or (y) of more than $750,000 in aggregate over the remaining term thereof;

(ii)            each contract and agreement with Suppliers to the Company and the Company Subsidiaries for expenditures paid or expressly payable by the Company and the Company Subsidiaries (x) of more than $400,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020 or the twelve (12)-month period ending September 30, 2021 or (y) of more than $750,000 in aggregate over the remaining term thereof;

(iii)            each contract and agreement with Customers/Resellers of the Company or any Company Subsidiary that involves consideration expressly payable to the Company or any Company Subsidiary (x) of more than $400,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020 or the twelve (12)-month period ending September 30, 2021 or (y) of more than $600,000 in aggregate over the remaining term thereof;

(iv)            all contracts with a Top 10 Supplier or Top 10 Customer/Reseller (excluding purchase or sale orders entered into in the ordinary course of business consistent with past practice that do not contain outstanding payment obligations in excess of $750,000 in the aggregate);

(v)            all broker, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that are material to the business of the Company and the Company Subsidiaries;

(vi)            all Service Agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vii)            all contracts and agreements evidencing indebtedness (or any guaranty therefor) in an amount greater than $200,000;

(viii)            each contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that contains material indemnities or other material contingent payment obligations (including “earn-outs”) that would reasonably be expected to result in the making of payments by the Company or any Company Subsidiary after the Closing Date;

(ix)            all partnership, joint venture or similar agreements that are material to the business of the Company and the Company Subsidiaries;

(x)            all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(xi)            all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete with any person or entity in any line of business in which the Company or any Company Subsidiary currently engages or in any geographic area or during any period of time;

(xii)            all contracts which (i) grant any person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company or any of the Company Subsidiaries that are material to the Company and the Company Subsidiaries on a consolidated basis, (ii) grants material exclusive or preferential rights or “most favored nations” status by the Company or any Company Subsidiary to any person, or (iii) obligates the Company or any Company Subsidiary to purchase or obtain a minimum or specified amount of any product or service in excess of $100,000 in the aggregate during any calendar year;

(xiii)            all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xiv)            all leases or master leases of personal property reasonably likely to result in annual payments (x) of $500,000 or more over the twelve (12)-month period ending December 31, 2020 or the twelve (12)-month period ending September 30, 2021 or (y) of more than $600,000 in aggregate over the remaining term thereof;

(xv)            all contracts pursuant to which (A) the Company or any Company Subsidiary grants any right, license or covenant not to sue with respect to material Company-Owned IP, but excluding (x) non-disclosure agreements entered into in the ordinary course of business and (y) non-exclusive licenses (or sublicenses) of Company-Owned IP granted: (1) to Customers/Resellers in the ordinary course of business consistent with past practice or (2) to vendors, employees and service providers for the purpose of providing the applicable work or services to the Company or any Company Subsidiary; or (B) the Company or any Company Subsidiary obtains any right, license or covenant not to be sued with respect to any material Company-Licensed IP, excluding licenses for commercially available, “off-the-shelf” Software which are generally available on non-discriminatory pricing terms;

(xvi)            any Interested Party Contract;

(xvii)            any material agreement with a reseller of any of the Company’s Products that is not substantially consistent with the applicable standard form of reseller agreement made available to SPAC involving consideration payable to the Company or any Company Subsidiary (x) in excess of $400,000 for the twelve (12)-month period ended December 31, 2020 or the twelve (12)-month period ending September 30, 2021 or (y) of more than $600,000 in aggregate over the remaining term thereof; and

(xviii)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to the Company or any Company Subsidiary, taken as a whole.

(b)            (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, the other parties thereto, and is enforceable in accordance with its terms, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) since December 31, 2019, neither the Company nor any Company Subsidiary has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has made available to SPAC or its legal advisors true and complete copies of all Material Contracts without redaction, including amendments thereto that are material in nature.

Section 5.17      Insurance.

(a)            Section 5.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is the Company or any Company Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage, and (iv) the premium most recently charged.

(b)            With respect to each such insurance policy, except as would not reasonably be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii)  neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation or has threatened in writing to cancel or not renew such policy.

Section 5.18      Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Mergers are advisable and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Mergers, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered to the Company, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and consummate the Transactions.

Section 5.19      Certain Business Practices. Since January 1, 2018, none of the Company, any Company Subsidiary or, to the knowledge of the Company, any directors or officers, agents or employees of the Company or any Company Subsidiary, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 5.20      Interested Party Transactions. Except as set forth in Section 5.20 of the Company Disclosure Schedule, and except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary or any affiliate or “associate” or “immediate family” member (as such terms are defined in Section 6.22) of any of the foregoing, to the Company’s knowledge, has or has had, directly or indirectly (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell, (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services, (c) a beneficial interest in any contract or agreement disclosed in Section 5.16(a) of the Company Disclosure Schedule; (d) any contractual or other arrangement with the Company or any Company Subsidiary (other than customary indemnity arrangements and customary employment-related agreements and arrangements) (an “Interested Party Contract”) or (e) any economic interest in any asset being utilized by the Company or any Company Subsidiary (any such transaction in clauses (a) through (e) being hereinafter referred to as an “Interested Party Transaction”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 5.20. The Company and the Company Subsidiaries have not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 5.21      Customers/Resellers; Suppliers.

(a)            Section 5.21(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the 10 most significant Suppliers of the Company, together with the Company Subsidiaries, as measured by amounts paid by the Company and the Company Subsidiaries on a consolidated basis for the 12 month period ended September 30, 2021 (the “Top 10 Suppliers”), and the amount of consideration paid to such suppliers for such period. Since September 30, 2020, no Top 10 Supplier has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of the Company Subsidiaries, and the Company has not received written or, to the knowledge of the Company as of the date hereof, oral notice from any of the Top 10 Suppliers stating the intention of such Person to do so.

(b)            Section 5.21(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the 10 most significant Customers/Resellers of the Company, together with the Company Subsidiaries, as measured by amounts received by the Company and the Company Subsidiaries on a consolidated basis for the 12 month period ended September 30, 2021 (the “Top 10 Customers/Resellers”), and the amount of consideration received from such customers for such period. Since September 30, 2020, no Top 10 Customer/Reseller has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of the Company Subsidiaries, and the Company has not received written or, to the knowledge of the Company as of the date hereof, oral notice from any of the Top 10 Customers/Resellers stating the intention of such Person to do so.

Section 5.22      Certain Business Practices; Anti-Corruption.

(a)            The Company and the Company Subsidiaries, and to the knowledge of the Company each of the Company’s and the Company Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf, have complied with and are in compliance in all material respects with Anti-Corruption Laws.

(b)            The Company and each of the Company Subsidiaries has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

(c)            Neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any of the Company’s Affiliates or its or their directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria).

(d)            The operations of the Company and each of the Company Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and the Company Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”).

Section 5.23      Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 5.24      Brokers. Except for Imperial Capital, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 5.25      Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedule) or any Ancillary Agreement, the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or any Ancillary Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any Company Subsidiary (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed. Notwithstanding the foregoing, nothing in this Section 5.25 will limit remedies in the event of knowing and intentional fraud.

Article VI.

REPRESENTATIONS AND WARRANTIES OF SPAC,
MERGER SUB I AND MERGER SUB II

Except as set forth (i) the SPAC Disclosure Schedule or (ii) in the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a general predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.01 (Corporate Organization), Section 6.03 (Capitalization) and Section 6.04 (Authority Relative to This Agreement)), SPAC hereby represents and warrants to the Company as follows:

Section 6.01      Corporate Organization.

(a)            Each of SPAC and Merger Sub I is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)            Merger Sub I and Merger Sub II are the only subsidiaries of SPAC. Except for Merger Sub I and Merger Sub II, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 6.02      Organizational Documents. Each of SPAC, Merger Sub I and Merger Sub II has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents, the Merger Sub I Organizational Documents and the Merger Sub II Organizational Documents. The SPAC Organizational Documents (as they may be changed pursuant to the Domestication), the Merger Sub I Organizational Documents and the Merger Sub II Organizational Documents are in full force and effect. None of SPAC, Merger Sub I or Merger Sub II is in material violation of any of the provisions of the SPAC Organizational Documents, the Merger Sub I Organizational Documents or the Merger Sub II Organizational Documents.

Section 6.03      Capitalization.

(a)            The authorized share capital of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares and (ii) 20,000,000 SPAC Class B Ordinary Shares and (iii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preference Shares”). As of the date of this Agreement (A) 27,600,000 SPAC Class A Ordinary Shares and 6,900,000 SPAC Class B Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (B) no SPAC Ordinary Shares are held in the treasury of SPAC, and (C) 14,213,333 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preference Shares issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.

(b)            The authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub I Common Stock”). As of the date hereof, 100 shares of Merger Sub I Common Stock are issued and outstanding. All outstanding shares of Merger Sub I Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub I Organizational Documents.

(c)            All of the issued and outstanding limited liability company interests of Merger Sub II are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the DLLCA) and are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub II Organizational Documents.

(d)            All outstanding SPAC Units, SPAC Ordinary Shares and SPAC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws, the SPAC Organizational Documents and documents filed with the SPAC SEC Reports.

(e)            The Merger Consideration being delivered by SPAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the SPAC Organizational Documents and any Ancillary Agreement. The Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(f)            Except for securities issued pursuant to the Subscription Agreements, securities issued by SPAC as permitted by this Agreement and the SPAC Warrants, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of SPAC or obligating SPAC to issue or sell any shares, or other equity interests in, SPAC. All SPAC Class A Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC or any of its subsidiaries. Except for the Redemption Right, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Class A Ordinary Shares. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 6.04      Authority Relative to This Agreement. Each of SPAC, Merger Sub I and Merger Sub II has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC, Merger Sub I and Merger Sub II and the consummation by each of SPAC, Merger Sub I and Merger Sub II of the Transactions, have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of SPAC, Merger Sub I or Merger Sub II are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the First Merger and Second Merger, SPAC’s adoption of this Agreement (as the sole stockholder of Merger Sub I and sole member of Merger Sub II, respectfully) after the execution hereof, (b) the SPAC Shareholder Approval and (c) the filing and recordation of appropriate domestication and merger documents as required by the Companies Act, the DGCL, the NRS and the DLLCA). This Agreement has been duly and validly executed and delivered by SPAC, Merger Sub I and Merger Sub II and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of SPAC, Merger Sub I or Merger Sub II, enforceable against SPAC, Merger Sub I or Merger Sub II in accordance with its terms, subject to the Remedies Exceptions.

Section 6.05      No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by each of SPAC, Merger Sub I and Merger Sub II do not, and the performance of this Agreement by each of SPAC, Merger Sub I and Merger Sub II will not, (i) conflict with or violate the SPAC Organizational Documents, the Merger Sub I Organizational Documents or the Merger Sub II Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of SPAC, Merger Sub I or Merger Sub II or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC, Merger Sub I or Merger Sub II pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC, Merger Sub I or Merger Sub II is a party or by which each of SPAC, Merger Sub I or Merger Sub II or any of their properties or assets is bound or affected, except, (x) the Redemption Rights and (y) with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SPAC Material Adverse Effect.

(b)            The execution and delivery of this Agreement by each of SPAC, Merger Sub I and Merger Sub II do not, and the performance of this Agreement by each of SPAC, Merger Sub I and Merger Sub II will not, require any consent, approval, clearance, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification and waiting period requirements of the HSR Act, and filing and recordation of appropriate domestication and merger documents as required by the Companies Act, the DGCL, the NRS and the DLLCA, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC, Merger Sub I or Merger Sub II from performing its material obligations under this Agreement and (iii) approval for listing the Surviving Pubco Common Shares to be issued pursuant to this Agreement on the NYSE.

Section 6.06      Compliance. None of SPAC, Merger Sub I or Merger Sub II is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC, Merger Sub I or Merger Sub II or by which any property or asset of SPAC, Merger Sub I or Merger Sub II is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC, Merger Sub I or Merger Sub II is a party or by which SPAC, Merger Sub I or Merger Sub II or any property or asset of SPAC, Merger Sub I or Merger Sub II is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SPAC Material Adverse Effect. Each of SPAC, Merger Sub I and Merger Sub II is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC, Merger Sub I or Merger Sub II to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 6.07      SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)            SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with or to the Securities and Exchange Commission (the “SEC”), together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed or furnished by SPAC with or to the SEC to all agreements, documents and other instruments that previously had been filed or furnished by SPAC with or to the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To SPAC’s knowledge, each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)            Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments which have not been, and would not reasonably be expected to individually or in the aggregate be material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c)            Except as and to the extent set forth in the SPAC SEC Reports, none of SPAC, Merger Sub I or Merger Sub II has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of SPAC’s, Merger Sub I’s and Merger Sub II’s business.

(d)            SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(e)            SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are designed to be effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f)            SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since September 24, 2020, there have been no material changes in SPAC internal control over financial reporting.

(g)            There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)            Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(i)            As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC as of the date hereof, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.08      Absence of Certain Changes or Events. Since September 24, 2020, except as expressly contemplated by this Agreement, (a) SPAC has not conducted business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination (including the investigation of the Company and the Company Subsidiaries and the negotiation and execution of this Agreement), raising financing in connection with a Business Combination and activities related to the foregoing, and (b) there has not been any SPAC Material Adverse Effect.

Section 6.09      Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the SPAC’s ability to consummate the transactions contemplated hereby. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the SPAC’s ability to consummate the transactions contemplated hereby.

Section 6.10      Board Approval; Vote Required.

(a)            The SPAC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that the terms of and SPAC’s entry into this Agreement and consummation of the transactions contemplated by this Agreement are in the best interests of SPAC, (ii) adopted and approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the shareholders of SPAC vote to approve and adopt this Agreement, the Transaction Documents, the Domestication and the issuance of shares of Surviving Pubco and vote for any adjournment or postponement, if necessary, of the SPAC Shareholders’ Meeting to solicit additional proxies to approve this Agreement, the Transaction Documents, the Domestication and the issuance of shares of Surviving Pubco.

(b)            Subject to Section 6.04, the only vote of the holders of any class or series of shares of SPAC necessary to approve the Transactions is the SPAC Shareholder Approval.

(c)            The Merger Sub I Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Mergers are fair to and in the best interests of Merger Sub I and its sole stockholder, (ii) approved this Agreement and the Mergers and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub I approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub I.

(d)            The only vote of the holders of any class or series of capital stock of Merger Sub I necessary to approve this Agreement, the Mergers and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub I Common Stock.

(e)            The Merger Sub II Member, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Mergers are fair to and in the best interests of Merger Sub II and its sole member and (ii) has approved and adopted this Agreement and approved the Mergers and the other Transactions to which Merger Sub II is a party.

(f)            The only vote of the holders of any membership interests of Merger Sub II that may be necessary to approve this Agreement, the Mergers and the other Transactions is the affirmative vote of the holders of a majority of the outstanding limited liability company interests of Merger Sub II.

Section 6.11      No Prior Operations of Merger Sub I and Merger Sub II. Merger Sub I and Merger Sub II were formed solely for the purpose of engaging in the Transactions and have not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement. Except as contemplated by this Agreement, Merger Sub I and Merger Sub II will have no material assets, liabilities or obligations at all times prior to the First Effective Time and the Second Effective Time, as applicable.

Section 6.12      Brokers. Except for RBC Capital Markets, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Merger Sub I or Merger Sub II.

Section 6.13      SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $276,000,000 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) maintained in the Trust Account. The monies of the Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of SPAC who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the First Effective Time shall be paid as and when due, including all amounts payable (a) to shareholders of SPAC who shall have exercised their Redemption Rights, (b)  with respect to filings, applications or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Mergers or in connection with any business combination transactions previously considered by SPAC. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the First Effective Time.

Section 6.14      Employees. Other than any officers as described in the SPAC SEC Reports, SPAC, Merger Sub I and Merger Sub II have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee, officer or director. SPAC, Merger Sub I and Merger Sub II have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC, Merger Sub I, Merger Sub II or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which SPAC, Merger Sub I or Merger Sub II is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 6.15      Taxes.

(a)            SPAC, Merger Sub I and Merger Sub II (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that SPAC, Merger Sub I or Merger Sub II are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and that are disclosed on Section 6.15(a) of the SPAC Disclosure Schedule and with respect to which adequate reserves have been made in accordance with GAAP, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii)  have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or material Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)            None of SPAC , Merger Sub I or Merger Sub II is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has any material potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than, in each case, an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c)            None of SPAC, Merger Sub I or Merger Sub II will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including as a result of the use of an improper method of accounting) for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction made on or prior to the Closing Date; or (iv) prepaid amount or deferred revenue received on or prior to the Closing Date other than in the ordinary course of business.

(d)            Each of SPAC, Merger Sub I and Merger Sub II has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(e)            None of SPAC, Merger Sub I or Merger Sub II has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which SPAC was the common parent and that involves only SPAC, Merger Sub I and Merger Sub II).

(f)            None of SPAC, Merger Sub I or Merger Sub II has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (except, in each case, for liabilities pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(g)            None of SPAC, Merger Sub I or Merger Sub II has any request for a private letter ruling, administrative relief, technical advice or a change of any method of accounting pending with any Governmental Authority.

(h)            None of SPAC, Merger Sub I or Merger Sub II has within the last two (2) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)            None of SPAC, Merger Sub I or Merger Sub II has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)            Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing any deficiency or claim for any material Taxes of SPAC, Merger Sub I or Merger Sub II that has not been resolved.

(k)            There are no material Tax Liens upon any assets of SPAC, Merger Sub I or Merger Sub II except for Permitted Liens.

(l)            None of SPAC, Merger Sub I or Merger Sub II has taken any action nor, to the knowledge of SPAC, are there any facts or circumstances, that would reasonably be expected to prevent the Intended U.S. Tax Treatment.

(m)            No material written claim has been made by any Governmental Authority in a jurisdiction where SPAC, Merger Sub I or Merger Sub II does not pay particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax.

(n)            None of SPAC, Merger Sub I or Merger Sub II has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.

(o)            None of SPAC, Merger Sub I or Merger Sub II has made an election described in Section 965(h) of the Code.

(p)            None of SPAC, Merger Sub I or Merger Sub II has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

(q)            SPAC and Merger Sub I at all times since their formation have each been (and at all times through the Closing Date will be), properly classified for U.S. federal income tax purposes as a corporation. Merger Sub II has not made any entity classification election for U.S. federal income tax purposes and at all times since its formation has been (and at all times through the Closing Date will be), properly classified for U.S. federal income tax purposes as a disregarded entity.

Section 6.16      Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CPTK.U.” The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CPTK”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CPTK.WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares, or SPAC Warrants or terminate the listing of SPAC on the NYSE. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, or the SPAC Warrants under the Exchange Act.

Section 6.17      SPAC’s, Merger Sub I’s and Merger Sub II’s Investigation and Reliance. Each of SPAC, Merger Sub I and Merger Sub II is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by SPAC, Merger Sub I and Merger Sub II together with expert advisors, including legal counsel, that they have engaged for such purpose. To SPAC’s knowledge, SPAC, Merger Sub I, Merger Sub II and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. None of SPAC, Merger Sub I or Merger Sub II is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article V (as modified by the Company Disclosure Schedule) or in any Ancillary Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to SPAC, Merger Sub I, Merger Sub II or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, Merger Sub I or Merger Sub II or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company. Nothing in this Section 6.17 will limit remedies in the event of knowing and intentional fraud.

Section 6.18      Certain Business Practices. Since their respective date of formation, none of SPAC, Merger Sub I, Merger Sub II, nor, to the knowledge of SPAC, any directors or officers, agents or employees of SPAC, Merger Sub I or Merger Sub II has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 6.19      Investment Company Act. None of SPAC, Merger Sub I or Merger Sub II is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.20      Takeover Statutes and Charter Provisions. The SPAC Board has taken all action necessary so that the restrictions on business combination set forth in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions, including the Mergers and the issuance of shares of Surviving Pubco Class A Common Stock. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to SPAC, Merger Sub I or Merger Sub II in connection with this Agreement, the Mergers, the issuance of shares of Surviving Pubco Class A Common Stock or any of the other Transactions. As of the date of this Agreement, there is no shareholder or stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which SPAC, Merger Sub I or Merger Sub II is subject, party or otherwise bound.

Section 6.21      PIPE Investment Amount; Subscription Agreements. SPAC has delivered to the Company true, correct and complete copies of each of the Subscription Agreements that have been executed as of the date hereof pursuant to which the subscribers party thereto have committed, subject to the terms and conditions therein, to purchase an aggregate of $75,000,000 in principal amount of convertible promissory notes at a price equal to the stated principal amount (but subject to a fee of 3% of the stated principal amount). Each of the Subscription Agreements executed as of the date hereof are in full force and effect and are legal, valid and binding upon SPAC, enforceable against SPAC in accordance with their terms (subject to the Remedies Exceptions). None of the Subscription Agreements executed as of the date hereof have been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of SPAC, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement, to the knowledge of SPAC, the commitments contained in the Subscription Agreements executed as of the date hereof have not been withdrawn, terminated or rescinded by the subscribers party thereto in any respect. SPAC has, as of the date hereof, complied in all material respects with all of its obligations under the Subscription Agreements executed as of the date hereof. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements executed as of the date hereof, other than as expressly set forth in such Subscription Agreements.

Section 6.22      Affiliate Agreements. Except as set forth on Section 6.22 of the SPAC Disclosure Schedule, none of SPAC, Merger Sub I or Merger Sub II is a party to any transaction, agreement, arrangement or understanding with any: (a) present or former officer, director or employee of any of SPAC, Merger Sub I or Merger Sub II; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of SPAC, Merger Sub I or Merger Sub II; or (c) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “SPAC Affiliate Agreement”).

Article VII.

CONDUCT OF BUSINESS PENDING THE MERGERS

Section 7.01      Conduct of Business by the Company Pending the Mergers.

(a)            The Company agrees that, between the date of this Agreement and the First Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 7.01 of the Company Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority, and (y) COVID-19 Measures), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)            the Company shall, and shall cause the Company Subsidiaries to, conduct their businesses in the ordinary course of business and in a manner consistent with past practice; and

(ii)            the Company shall use its commercially reasonable efforts to preserve substantially intact the current business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with Customers/Resellers, Suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b)            By way of amplification and not limitation, except as (1) contemplated by this Agreement or any Ancillary Agreement, (2) set forth in Section 7.01 of the Company Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the First Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)            amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii)            form or create any subsidiaries;

(iii)            issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities, equity- or equity-based or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, except for (x) transactions between the Company and any Company Subsidiaries or between Company Subsidiaries, or (y) the issuance of Company Capital Stock upon the exercise or settlement of Company Options or Company RSUs (to the extent such Company Options or Company RSUs were granted prior to the date of or without violation of this Agreement), or upon the conversion of Company Capital Stock issued prior to the date of this Agreement in accordance with the Company Certificate of Incorporation, including pursuant to the Conversion; or (B) any material assets of the Company;

(iv)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for any such dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary;

(v)            reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the current terms set forth in the underlying agreements governing such equity securities;

(vi)            (A) acquire (including, without limitation, by merger, amalgamation, consolidation, or acquisition of stock or assets or any other business combination) (x) any corporation, partnership, other business organization or any division thereof or (y) other than in the ordinary course of business consistent with past practice, any assets in an amount in excess of $250,000; (B) incur any indebtedness for borrowed money in excess of $100,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person; or (C) make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except, in the case of this clause (C), in the ordinary course of business and consistent with past practice;

(vii)            (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or individual independent contractor of the Company as of the date of this Agreement, other than increases in base compensation for and grants of bonuses to employees who are not officers of the Company in the ordinary course of business consistent with past practice, (B) enter into any new, or materially amend any existing, Service Agreement or severance or termination agreement with any current or former director, officer, employee or consultant whose annual base salary or annual wage rate exceeds $200,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, or (D) hire, or otherwise enter into any new Service Agreement or similar arrangement with, any person or terminate any current or former director, officer, employee or consultant provider whose base salary would exceed, on an annualized basis, $200,000;

(viii)            make any commitments for capital expenditures, that would reasonably be expected to require payments in excess of $1,000,000 in the aggregate for any given year or $1,000,000 in the aggregate for the full term of the commitment period;

(ix)            other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 5.10(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any director or officer of the Company or of any Company Subsidiary;

(x)            adopt, materially amend or terminate any Plan except (x) as may be required by applicable Law or as necessary in order to consummate the Transactions or (y) in the event of annual renewals of health and welfare programs;

(xi)            except in the ordinary course of business, make, change or revoke any material Tax election, amend a Tax Return in a manner that is material, file a material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material United States federal, state, local or non-United States income tax liability, enter into any closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period with respect to Taxes, or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any Contracts entered into in the ordinary course of business and not primarily relating to Taxes), in each case, that could reasonably be expected to have an adverse effect on the Company or a Company Subsidiary;

(xii)            take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment;

(xiii)            enter into, or materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of, any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, except in the ordinary course of business consistent with past practices;

(xiv)            intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of Company-Owned IP, except for Company-Owned IP deemed by the Company in its good faith reasonable business judgment to be obsolete or no longer be material to the business of the Company and the Company Subsidiaries taken as a whole;

(xv)            make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xvi)            (A) commence, waive, release, assign, settle, satisfy or compromise any pending or threatened Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not involve an admission of wrongdoing, do not result in any material restriction on the Company or any Company Subsidiary and do not exceed $1,000,000.00 individually or in the aggregate or (B) other than in the ordinary course of business and consistent with past practice, waive, release or assign any material claims or rights of the Company or any Company Subsidiary;

(xvii)            liquidate, dissolve, reorganize or otherwise wind up the business and operations of the Company or any Company Subsidiary; or

(xviii)            enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.02      Conduct of Business by SPAC, Merger Sub I and Merger Sub II Pending the Mergers. Except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including the Domestication, entering into various Subscription Agreements and consummating the Private Placements), (2) set forth in Section 7.02 of the SPAC Disclosure Schedule or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority, and (y) COVID-19 Measures), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the First Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC, Merger Sub I and Merger Sub II shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as (A) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or (B) as required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority, and (y) COVID-19 Measures), none of SPAC, Merger Sub I or Merger Sub II shall, between the date of this Agreement and the First Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)            amend or otherwise change the SPAC Organizational Documents, the Merger Sub I Organizational Documents or the Merger Sub II Organizational Documents or form any subsidiary;

(b)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(c)            reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Ordinary Shares or SPAC Warrants except for redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(d)            issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any share capital or shares of any class of capital stock or other securities of SPAC, Merger Sub I or Merger Sub II, or any options, warrants, convertible securities or other rights of any kind to acquire any share capital or shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC, Merger Sub I or Merger Sub II;

(e)            acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)            enter into, or permit any of the assets owned or used by it to become bound by, any contract, other than as reasonably required or advisable in connection with the Transactions;

(g)            make any material capital expenditures;

(h)            incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(i)            make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(j)            except in ordinary course of business, make, change or revoke any material Tax election, amend a Tax Return in a manner that is material, file any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material United States federal, state, local or non-United States income tax liability, enter into any closing agreement with respect to Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period with respect to Taxes, or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any Contracts entered into in the ordinary course of business and not primarily relating to Taxes), in each case, that could reasonably be expected to have an adverse effect on SPAC, Merger Sub I or Merger Sub II;

(k)            take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment;

(l)            liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC, Merger Sub I or Merger Sub II;

(m)            amend the Trust Agreement or any other agreement related to the Trust Account;

(n)            other than as set forth in Section 7.02(n) of the SPAC Disclosure Schedule, enter into, renew or amend in any material respect any SPAC Affiliate Agreement; or

(o)            enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Article VIII.

ADDITIONAL AGREEMENTS

Section 8.01      Proxy Statement; Registration Statement.

(a)            As promptly as practicable after the execution of this Agreement, (i) SPAC and the Company shall prepare and file with the SEC a joint proxy statement/information statement (as amended or supplemented, the “Proxy Statement”) to be sent to the shareholders of SPAC and to the stockholders of the Company who are not signatories to the Written Consent (the “Company Minority Stockholders”) relating to (A) with respect to the Company Minority Stockholders, information required to be provided to the Company Minority Stockholders under Nevada law, and (B) with respect to SPAC’s shareholders, the extraordinary general meeting of SPAC’s shareholders (the “SPAC Shareholders’ Meeting”) to be held to consider approval and/or adoption of (1) this Agreement and the Mergers, (2) the issuance of shares of Surviving Pubco Class A Common Stock and Surviving Pubco Class B Common Stock pursuant to this Agreement, (3) the issuance of the Exchanged Options and the Exchanged RSUs pursuant to this Agreement (collectively, the “SPAC Convertible Securities”) and the shares of Surviving Pubco Class A Common Stock issuable under the SPAC Convertible Securities, (4) the issuance of shares of Surviving Pubco Class A Common Stock pursuant to the Private Placement and the Subscription Agreements, (5) the Domestication, (6) in connection with the Domestication, the approval of the Surviving Pubco Certificate of Incorporation and Surviving Pubco Bylaws, (7) the Stock Incentive Plan, (8) the election of the directors constituting the Initial Surviving Pubco Board, (9) the adjournment of the SPAC Shareholders’ Meeting to a later date or dates if it is determined by SPAC and the Company that additional time is necessary to consummate the Transactions for any reason, (10) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto, and (11) any other proposals the parties deem necessary or advisable to effectuate the Transactions (collectively, the “SPAC Proposals”), and (ii) SPAC shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of (A) the SPAC Class A Ordinary Shares to be issued to the Company Minority Stockholders pursuant to this Agreement, (B) the SPAC Convertible Securities and the shares of Surviving Pubco Class A Common Stock issuable under the SPAC Convertible Securities and (C) such other securities as SPAC should reasonably determine. SPAC and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement and the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, and (iv) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, SPAC shall use reasonable best efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Surviving Pubco Class A Common Stock and the SPAC Convertible Securities pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, SPAC shall mail the Proxy Statement to its stockholders and the Company shall provide the Proxy Statement to the Company Minority Stockholders. Each of SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b)            No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by SPAC or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). SPAC and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the SPAC Class A Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information. Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c)            SPAC represents that the information supplied by SPAC for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of SPAC and the Company, (iii) the time of the SPAC Shareholders’ Meeting, and (iv) the First Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the First Effective Time, any event or circumstance relating to SPAC, Merger Sub I or Merger Sub II, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Mergers or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)            The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of SPAC and provided to the Company Minority Stockholders, (iii) the time of the SPAC Shareholders’ Meeting, and (iv) the First Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the First Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform SPAC. All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 8.02      SPAC Shareholders’ Meetings; Merger Sub I Stockholder’s Approval; and Merger Sub II Sole Member’s Approval.

(a)            SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of SPAC). SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the SPAC Proposals, and shall use reasonable best efforts to take all other action necessary or advisable to secure the required vote or consent of its shareholders. The SPAC Board shall recommend to its shareholders that they approve the SPAC Proposals and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing two sentences, SPAC and the SPAC Board will not be required to comply with the obligations set forth therein to the extent the SPAC Board determines in good faith, after consultation with legal counsel and upon reasonable advance, written notice to the Company, that to do so would be inconsistent with the fiduciary duties of the SPAC Board under Law.

(b)            Notwithstanding the foregoing provisions of Section 8.02(a), SPAC shall have the right to (and in the case of the following clauses (ii) and (iii), at the request of the Company, SPAC shall) make one or more successive postponements or adjournments of the SPAC Shareholders’ Meeting, in each case, to the extent required (i) to ensure that any supplement or amendment is made to the Proxy Statement that SPAC, after reasonable consultation with the Company, has determined in good faith is required to satisfy the conditions of Section 8.01 or any other applicable Law, (ii) if on a date for which the SPAC Shareholders’ Meeting is scheduled, SPAC has not received proxies representing a sufficient number of SPAC Ordinary Shares to obtain the SPAC Shareholder Approval, whether or not a quorum is present, (iii) if, as of the time for which the SPAC Shareholders’ Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Shareholders’ Meeting or (iv) if, as of the deadline for electing redemption by holders of SPAC Class A Ordinary Shares in accordance with the SPAC Governing Document, the number of shares being redeemed would cause the condition to Closing set forth in Section 9.03(h) to not be satisfied; provided that (x) SPAC shall not be permitted or required to postpone or adjourn the meeting for more than 30 days in aggregate without the mutual agreement of SPAC and the Company, (y) SPAC shall reconvene such SPAC Shareholders’ Meeting as promptly as practicable following such time as the matters described in clauses (i), (ii), (iii) and (iv) have been resolved, and (z) in no event shall the SPAC Shareholders’ Meeting be reconvened on a date that is later than five (5) Business Days prior to the Outside Date.

(c)            Promptly following the execution of this Agreement, SPAC shall approve and adopt this Agreement and approve the Mergers and the other Transactions, as (i) the sole stockholder of Merger Sub I and (ii) the sole member of Merger Sub II.

Section 8.03      Company Stockholders’ Written Consent. Within eight (8) hours following the execution and delivery of this Agreement, the Company shall deliver to SPAC an irrevocable written consent, in form and substance reasonably acceptable to SPAC, containing (a) the Requisite Approval in favor of the approval and adoption of this Agreement, the Mergers and all other Transactions, and (b) the approval of holders of at least (i) a majority of the then-outstanding shares of Company Series A-1 Preferred Stock, and (ii) 51% of the then-outstanding shares of Company Series A-2 Preferred Stock, voting as a separate class, as set forth in Section 4.01(b), in favor of the approval and adoption of the Conversion (the “Written Consent”).

Section 8.04      Access to Information; Confidentiality.

(a)            From the date of this Agreement until the First Effective Time or the earlier termination of this Agreement in accordance with Section 10.01, the Company and SPAC shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”)) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries, and to the books and records thereof; provided, however, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company, and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Company’s obligations under Section 8.08, neither the Company nor SPAC shall be required to provide access to or disclose information to the extent such party has been advised by legal counsel that such access or disclosure would (x) violate its obligations of confidentiality or similar legal restrictions with respect to such information, (y) jeopardize the protection of attorney-client privilege, or (z) contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such violation, jeopardy or contravention).

(b)            All information obtained by the parties pursuant to this Section 8.04 shall be kept confidential in accordance with the confidentiality agreement, dated March 11, 2021 (the “Confidentiality Agreement”), between SPAC and the Company.

(c)            Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 8.05      No Solicitation.

(a)            From and after the date hereof until the First Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company and each Company Subsidiary shall not and the Company shall use its reasonable best efforts to cause its and their respective Representatives not to: (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal; (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal; (iii) enter into, engage in or maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations; (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any Company Subsidiary; (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal; (vi) approve, endorse, recommend, execute or enter into any agreement in principal, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal; or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct and cause each Company Subsidiary and shall use its reasonable best efforts to cause its and their respective Representatives to, (x) cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Company Acquisition Proposal and (y) terminate access to any physical or electronic data room maintained by or on behalf of the Company or any Company Subsidiary and within three (3) Business Days of the execution of this Agreement, instruct each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with such person’s consideration of acquiring the Company or any Company Subsidiary (or the respective businesses thereof) to return or destroy all Confidential Information furnished to such person by or on behalf of it or any of the Company Subsidiaries prior to the date hereof. Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Company Acquisition Proposal by indicating that the Company has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to the Company or any Company Subsidiary or engage in any negotiations or discussions concerning a Company Acquisition Proposal.

(b)            From and after the date hereof until the First Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, SPAC and its subsidiaries shall not and SPAC shall use its reasonable best efforts to cause its and their respective Representatives not to: (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction between SPAC and any Person other than the Company, its stockholders and their respective affiliates and Representatives (a “Business Combination Proposal”); (ii) engage in any negotiations or discussions concerning, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Business Combination Proposal; (iii) enter into, engage in or maintain discussions or negotiations with respect to any Business Combination Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Business Combination Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations; (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination Proposal; (v) approve, endorse, recommend, execute or enter into any agreement in principal, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Business Combination Proposal or any proposal or offer that would reasonably be expected to lead to a Business Combination Proposal; or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. SPAC shall, and shall instruct and cause each of its subsidiaries and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease any and all solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Notwithstanding the foregoing, SPAC may respond to any unsolicited proposal regarding a Business Combination Proposal by indicating that SPAC has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to SPAC or any of its subsidiaries or engage in any negotiations or discussions concerning a Business Combination Proposal.

Section 8.06      Employee Benefits Matters.

(a)            SPAC shall, or shall cause the Surviving Entity and each of its subsidiaries, as applicable, to provide the employees of the Company who remain employed immediately after the First Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Entity, SPAC or any of their respective subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy, but excluding any equity compensation plans, deferred compensation plans, defined benefit pension plans and retiree-medical benefits) for service accrued or deemed accrued prior to the First Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, SPAC shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Entity, SPAC or any of their respective subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Entity will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing to the extent applicable.

(b)            SPAC shall, or shall cause the Surviving Entity to, assume, honor and fulfill all of the Plans in accordance with their terms as in effect immediately prior to the Closing Date, as such Plans may be modified or terminated from time to time in accordance with their terms.

(c)            The provisions of this Section 8.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, SPAC, the Surviving Entity and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 8.07      Directors’ and Officers’ Indemnification; D&O Tail.

(a)            The certificate of formation and limited liability company agreement of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the First Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the First Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law.

(b)            The certificate of incorporation and bylaws of the Surviving Pubco shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Surviving Pubco Certificate of Incorporation and the Surviving Pubco Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the First Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the First Effective Time, were directors, officers, employees, fiduciaries or agents of SPAC, unless such modification shall be required by applicable Law.

(c)            Each of SPAC and the Surviving Entity shall purchase (which shall be paid for in full by the Surviving Entity) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by SPAC or the Company, respectively, as of the Closing with respect to matters occurring prior to the First Effective Time. The D&O Tail shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the applicable policy in effect immediately prior to the First Effective Time for the benefit of SPAC’s and the Company’s directors and officers, and shall remain in effect for the six (6)-year period following the Closing.

(d)            On the Closing Date, to the extent not already entered into, SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of Surviving Pubco, which indemnification agreements shall continue to be effective following the Closing. Prior to the Closing, SPAC and the Company shall use their commercially reasonable efforts to ensure that SPAC shall, with effectiveness from and after the Closing, obtain directors’ and officers’ liability insurance covering the persons who will be directors and officers of SPAC and its subsidiaries from and after the Closing and thereafter on terms that are consistent with market standards.

(e)            If SPAC or, after the Closing, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of SPAC or the Surviving Entity, as applicable, assume the obligations set forth in this Section 8.07.

Section 8.08      Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of: (a) any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Section 10.01), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail; (b) any Action or investigation that would have been required to be disclosed to the other party under this Agreement if such party had knowledge of it as of the date hereof; (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other Transactions; (d) without limiting Section 8.13, any regulatory notice or report from a Governmental Authority in respect of the Transactions; and (e) in the case of the Company, any information or knowledge obtained by the Company or any of the Company Subsidiaries that could reasonably be expected to materially affect the Company’s or any of the Company Subsidiary’s current projections, forecasts or budgets or estimates of revenues, earnings or other measures of financial performance for any period, in each case of clauses (b) through (e), solely to the extent such event or occurrence is reasonably likely to cause any of the conditions set forth in Article IX to fail, or is otherwise required to be disclosed in the Proxy Statement pursuant to applicable securities Laws.

Section 8.09      Further Action; Reasonable Best Efforts.

(a)            Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (and shall cause each of its affiliates to) use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as promptly as practicable, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, clearances, waiting period expirations and terminations, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)            Each of the parties shall (and shall cause each of its affiliates to) keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement nor any of its affiliates shall agree to participate in any meeting, videoconference or teleconference with any Governmental Authority in respect of any filings, investigation or other inquiry in connection with the Transactions unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, videoconference or teleconference. Subject to the terms of the Confidentiality Agreement, the parties will (and will cause their affiliates to) coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their respective Representatives or affiliates, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party nor any of its affiliates shall take or cause to be taken any action before any Governmental Authority that is inconsistent with, or intended to delay, the consummation of the Transactions.

Section 8.10      Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Section 10.01) unless otherwise prohibited by applicable Law or the requirements of the NYSE, each of SPAC and the Company shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 8.10 shall prevent SPAC, the Company or their respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 8.11      Tax Matters.

(a)            SPAC and the Company intend that, for United States federal income Tax purposes, (i) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (ii) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and the Treasury Regulations to which each of SPAC and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). In addition, SPAC and Company intend the Earn-Out Shares issued to the holders of Company Common Stock in connection with the Mergers to qualify as consideration eligible to be received on a tax-deferred basis for U.S. federal income tax purposes in connection with the reorganization described in Section 368(a)(1)(A) of the Code described above, consistent with the principles in Revenue Procedure 84-42. Each of the parties shall (and shall cause its affiliates to) cooperate to cause the Domestication and the Mergers and the issuance of the Earn-Out Shares to so qualify, and none of the Company or SPAC knows of any fact or circumstance, or has taken or will take any action (or fail to take any action), if such fact, circumstance or action (or failure to act) would reasonably be expected to cause the Domestication to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations, to cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations to which SPAC and the Company are parties as provided in Section 368(b) of the Code, or for Earn-Out Shares issued to the holders of Company Common Stock to fail to be treated as described above. The Domestication and the Mergers and the issuance of the Earn-Out Shares shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a tax opinion be prepared and submitted in connection with such Registration Statement, (x) Davis Polk & Wardwell LLP shall use commercially reasonable efforts to furnish such opinion, subject to customary assumptions and limitations, as requested or required by the SEC with respect to tax matters pertaining to the holders of securities of SPAC, and (y) Latham & Watkins LLP shall use commercially reasonable efforts to furnish such opinion, subject to customary assumptions and limitations, as requested or required by the SEC with respect to tax matters pertaining to the tax consequences to the holders of securities of the Company of the First Merger and the Second Merger. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Mergers as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, including by providing customary factual support letters upon request of another party.

(b)            Each party shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing or amendment of Tax Returns and any audit or other proceeding with respect to Taxes or Tax Returns of the Surviving Corporation, SPAC, the Company and each Company Subsidiary. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)            All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement shall be borne by the Surviving Corporation and paid when due. The Surviving Corporation shall timely file all necessary Tax Returns and other documentation with respect to all such Tax Returns and, if required by applicable Law, the holders will join in the execution of any such Tax Return or documentation.

(d)            On the Closing Date, (i) the Company shall deliver to the Surviving Corporation a properly executed certification that no interest in the Company is, or has been during the relevant period specified in Code Section 897(c)(1)(A)(ii), a “U.S. real property interest,” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by the Surviving Corporation with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; and (ii) Surviving Pubco shall deliver to the Company a properly executed certification that no interest in Surviving Pubco is, or has been during the relevant period specified in Code Section 897(c)(1)(A)(ii), a “U.S. real property interest” in accordance with the Treasury Regulations under Section 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by the Surviving Corporation with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(e)            Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the Closing, the Company and SPAC mutually determine (acting reasonably and in good faith) that the Mergers, taken together, are not expected to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, the parties to this Agreement shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify.

Section 8.12      Stock Exchange Listing. SPAC will use its reasonable best efforts to cause shares of Surviving Pubco Class A Common Stock comprising the Merger Consideration issued in connection with the Transactions and to be issued in connection with the Private Placement to be approved for listing on the NYSE at Closing. During the period from the date hereof until the Closing, SPAC shall use its reasonable best efforts to keep the SPAC Units, SPAC Class A Ordinary Shares and SPAC Warrants listed for trading on the NYSE.

Section 8.13      Antitrust.

(a)            To the extent required under any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition, including the HSR Act (“Antitrust Laws”), each party hereto agrees to (and, as applicable, shall cause its affiliates to) promptly (and in connection with any required filings under the HSR Act, no later than ten (10) Business Days after the date of this Agreement) make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to (and agree to cause their affiliates to) supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under the HSR Act and other Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)            Each party shall (and shall cause each of its affiliates to), in connection with its efforts to obtain all requisite clearances, waiting period expirations or terminations, approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person, regarding the Transactions; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives or affiliates from, or given by such party or its Representatives or affiliates to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit Representatives of the other parties and their respective outside counsel to review in advance, and to provide comments on, any communication proposed to be given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority, give Representatives and outside counsel of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representatives or outside counsel are prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority.

(c)            No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications, the clearance of the Transactions, or the expiration or termination of any waiting period applicable to any of the Transactions, under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. SPAC, Merger Sub I, Merger Sub II and the Company shall not (and shall cause their affiliates not to), in connection with eliminating any impediment to the consummation of the Transactions under the HSR Act or any other Antitrust Law, offer, propose, negotiate, commit to or effect any condition, commitment, restriction or remedy of any kind, including any divestiture, license or conduct restriction, without each of the other parties’ prior written consent.

Section 8.14      Financial Statements.

(a)            Prior to the Closing, the Company shall deliver to SPAC true and complete copies of the required pro forma financial statements and the historical financial statements of the Company and the Company Subsidiaries prepared by the Company and its accountant to be included in the Form 8-K announcing the Closing.

(b)            The Company shall deliver true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified audit report thereon from the auditor (collectively, the “PCAOB Audited Financials”) on the date of the filing of the Registration Statement.

Section 8.15      Private Placements.

(a)            SPAC shall use reasonable best efforts to take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements), on or prior to the Closing Date, to consummate on the Closing Date and immediately prior to or concurrently with the Closing the transactions contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the subscribers parties thereto to pay to (or as directed by) SPAC the applicable purchase price under each such subscriber’s applicable Subscription Agreement in accordance with its terms. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), SPAC shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements.

(b)            The Company shall cooperate with SPAC in connection with the transactions contemplated by the Subscription Agreements, including using its reasonable best efforts to take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary on the part of the Company, to satisfy the conditions to the obligations of the subscribers under the Subscription Agreements.

Section 8.16      Trust Account. Upon the consummation of the Transactions, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in SPAC’s Memorandum and Articles of Association will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Mergers or otherwise, and no shareholder of SPAC shall be entitled to receive any amount from the Trust Account (other than pursuant to the Redemption Rights). At least forty-eight (48) hours prior to the First Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the First Effective Time, and the Trustee shall thereupon be obligated, to transfer all funds held in the Trust Account (other than funds necessary to pay the holders of SPAC Class A Ordinary Shares who have exercised Redemption Rights) to be paid as directed by SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 8.17      Stock Incentive Plan. SPAC shall include a proposal in the Proxy Statement to approve a new equity incentive plan (the “Stock Incentive Plan”), which shall be in such form as the Company and SPAC mutually determine, and which shall provide for an aggregate initial share reserve (including the shares underlying the Exchanged Options and Exchanged RSUs and the Earnout RSUs) thereunder equal to 8% of the number of shares of Surviving Pubco Common Stock on a fully diluted basis at the Closing, along with a customary “evergreen” provision for annual increases of up to 4% thereto. In addition, SPAC shall include a proposal in the Proxy Statement to approve a new employee stock purchase plan (the “ESPP”), which shall be in such form as the Company and SPAC mutually determine, and which shall provide for an aggregate initial share reserve thereunder equal to 2% of the number of shares of Surviving Pubco Class A Common Stock on a fully diluted basis at the Closing, along with a customary “evergreen” provision for annual increases of up to 1% thereto.

Section 8.18      Section 16 Matters. Prior to the Closing, the SPAC Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of shares of Surviving Pubco Common Stock pursuant to this Agreement and the Transaction Documents, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of SPAC following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 8.19      Director and Officer Appointments. Except as otherwise agreed in writing by the Company and SPAC prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NYSE listing requirements, SPAC shall take all actions necessary or appropriate to cause (a) the individuals set forth on Section 8.19(a) of the Company Disclosure Schedule to be elected as members of the SPAC Board (the “Initial Surviving Pubco Board”) and (b) the individuals set forth on Section 8.19(b) of the Company Disclosure Schedule to be appointed as officers of SPAC, in each case effective as of the Closing. On the Closing Date, SPAC shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Section 8.19 of the Company Disclosure Schedule, which indemnification agreements shall continue to be effective following the Closing. Following the Closing, Surviving Pubco shall use reasonable best efforts to cause Richard Chera to be appointed to the Initial Surviving Pubco Board for a period of no less than two years from the Closing Date. In addition, for as long as Mr. Chera is a director of the Initial Surviving Pubco Board, Mohammad Rasheq Zarif shall be invited by the Initial Surviving Pubco Board to attend meetings of the Initial Surviving Pubco Board (and any committees thereof) in a nonvoting observer capacity. The Initial Surviving Pubco Board shall give the Mr. Zarif copies of all notices, minutes, consents, and other materials that it provides to the members of the Initial Surviving Pubco Boards; provided that Mr. Zarif shall be subject to the same confidentiality obligations as the members of the Initial Surviving Pubco Board and shall not be entitled to receive any notices, minutes, consents, and other materials to the extent providing such notices, minutes, consents, and other materials, as applicable, would result in the waiver of any applicable privilege. Mr. Chera is an intended third party beneficiary of the prior three sentences of this Section 8.19 and shall have the right to enforce the provisions of such three sentences directly.

Section 8.20      Claims Against Trust Account. The Company acknowledges that, as described in the prospectus dated February 10, 2021 (the “Prospectus”), substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of SPAC, certain of its public shareholders and the underwriters of SPAC’s initial public offering. The Company further acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the First Effective Time have, any claim to, or make any claim against, the Trust Fund or the funds therein, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 8.20 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future, and will not seek recourse against the Trust Fund or the funds therein for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, Merger Sub I, Merger Sub II or any other person (a) for legal relief against monies or other assets of SPAC, Merger Sub I or Merger Sub II held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions, or (b) for damages for breach of this Agreement against SPAC (or any successor entity), Merger Sub I or Merger Sub II in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party, in each case, so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate any Redemption Rights or otherwise comply with the terms of the Trust Agreement. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

Section 8.21      Payment of Existing Indebtedness. Except as provided in Section 8.21 of the Company Disclosure Schedule, the Company shall, at least three (3) Business Days prior to the Closing Date, deliver to SPAC copies of (x) a fully executed payoff letter in customary form and substance from the lenders or applicable agent with respect to any outstanding indebtedness for borrowed money of the Company or any of the Company Subsidiaries (each, a “Payoff Letter”), which shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to any obligations thereunder as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount, the Company shall have paid in full all amounts arising under or owing or payable thereunder and (iii) state that all Liens (other than Permitted Liens unrelated to indebtedness), guaranties, and security interests or other obligations in connection therewith relating to the Company and the Company Subsidiaries securing such obligations thereunder shall be automatically, upon the payment of the Payoff Amount on the Closing Date in the manner set forth therein, fully and unconditionally released, satisfied, discharged and terminated, other than those obligations that survive payment in full in accordance with the terms of the applicable agreement), (y) any related UCC-3 termination statements and (z) other terminations or releases requested by SPAC and reasonably necessary to terminate or release any further related obligations under each related agreement, and all Liens (other than Permitted Liens unrelated to indebtedness) on the Company’s and the Company Subsidiaries’ properties, assets and equity interests. At the Closing, the Company shall deliver or cause to be delivered by wire transfer of immediately available funds to accounts of the respective parties set forth on the Payoff Letters in the respective amounts set forth thereon.

Section 8.22      Termination of Contracts. The Company shall take all such actions as shall be necessary to cause the agreements and contracts set forth on Section 8.22 of the Company Disclosure Schedule to be terminated on or before the Closing with no further liability in respect thereof to the Company or any Subsidiary (other than customary provisions that expressly survive the termination of such agreements and contracts), and the Company shall not make any payment or give any consideration in order to so terminate such agreements and contracts.

Article IX.

CONDITIONS TO THE MERGERS

Section 9.01      Conditions to the Obligations of Each Party. The obligations of the Company, SPAC, Merger Sub I and Merger Sub II to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)            Written Consent. The Written Consent shall have been delivered to SPAC.

(b)         SPAC Shareholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of SPAC in accordance with the Proxy Statement, the Companies Act, the DGCL, the SPAC Organizational Documents and the rules and regulations of the NYSE.

(c)            No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d)            HSR. All waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e)            Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f)            Ancillary Agreements. The material Ancillary Agreements entered into in connection with the Transaction shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

(g)            Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the consummation of the Private Placements, the payment of deferred underwriting commission that SPAC is required to pay, and after giving effect to all payments to be made as a result of shareholders of SPAC exercising their Redemption Rights.

(h)            The Domestication shall have been completed.

Section 9.02      Conditions to the Obligations of SPAC, Merger Sub I and Merger Sub II. The obligations of SPAC, Merger Sub I and Merger Sub II to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of the Company contained in Section 5.01(a) (Organization and Qualification; Subsidiaries), Section 5.04 (Authority Relative to this Agreement), Section 5.08(d) (Absence of Certain Changes or Events) and Section 5.24 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 5.03 (Capitalization) and Section 5.20 (Interested Party Transactions) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date. Disregarding any “materiality” qualifiers set forth therein, the representations and warranties of the Company contained in Section 5.08(a)-(c) (Absence of Certain Changes or Events) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b)            Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the First Effective Time.

(c)            Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a) and Section 9.02(b).

(d)            Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date and be continuing.

Section 9.03      Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of SPAC, Merger Sub I and Merger Sub II contained in Section 6.01 (Corporation Organization), Section 6.04 (Authority Relative to this Agreement) and Section 6.08(b) (Absence of Certain Changes or Events) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of SPAC, Merger Sub I and Merger Sub II contained in Section 6.03 (Capitalization) and Section 6.22 (Affiliate Agreements) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date. All other representations and warranties of SPAC, Merger Sub I and Merger Sub II contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a SPAC Material Adverse Effect.

(b)            Agreements and Covenants. SPAC, Merger Sub I and Merger Sub II shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the First Effective Time.

(c)            Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

(d)            Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date and be continuing.

(e)            Stock Exchange Listing. The shares of Surviving Pubco Class A Common Stock comprising the Merger Consideration to be issued pursuant to this Agreement, including the shares of Surviving Pubco Class A Common Stock issuable upon conversion of shares of Surviving Pubco Class B Common Stock in accordance with the Surviving Pubco Certificate of Incorporation shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof.

(f)            Resignations. The officers of SPAC and the members of the SPAC Board set forth on Section 9.03(f) of the Company Disclosure Schedule shall have executed written resignations effective as of the Second Effective Time.

(g)            Surviving Pubco Certificate of Incorporation. The SPAC Memorandum and Articles of Association shall be amended and restated in the form of the Surviving Pubco Certificate of Incorporation.

(h)            Available Cash. After giving effect to (i) the exercise of Redemption Rights by holders of SPAC Class A Ordinary Shares and (ii) the amount of proceeds received by SPAC pursuant to the Private Placements, the amount of cash held by SPAC in the aggregate, including in the Trust Account, shall be equal to at least $75,000,000, and SPAC shall have made appropriate arrangements for any funds in the Trust Account to be released upon Closing.

Article X.

TERMINATION, AMENDMENT AND WAIVER

Section 10.01      Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the First Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or shareholders of SPAC, as follows:

(a)            by mutual written consent of SPAC and the Company;

(b)            by either SPAC or the Company if the First Effective Time shall not have occurred prior to July 10, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date;

(c)            by either SPAC or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Mergers; provided, however, that this Agreement may not be terminated under this Section 10.01(c) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the enactment, issuance, promulgation, enforcement or entry of such final and non-appealable Law, injunction, order, decree or ruling;

(d)            by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting or any adjournment thereof;

(e)            by SPAC if the Company shall have failed to deliver the Written Consent to SPAC within eight (8) hours after the execution and delivery of this Agreement, pursuant to Section 8.03;

(f)            by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 9.02(a) and 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC, Merger Sub I and Merger Sub II are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating Company Breach is curable by the Company, SPAC may not terminate this Agreement under this Section 10.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured prior to the earlier of (i) the Outside Date and (ii) thirty (30) days after written notice of such breach is provided by SPAC to the Company;

(g)            by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC, Merger Sub I or Merger Sub II set forth in this Agreement, or if any representation or warranty of SPAC, Merger Sub I or Merger Sub II shall have become untrue, in either case such that the conditions set forth in Sections 9.03(a) and 9.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating SPAC Breach is curable by SPAC, Merger Sub I or Merger Sub II, the Company may not terminate this Agreement under this Section 10.01(g) for so long as SPAC, Merger Sub I or Merger Sub II, as applicable, continues to exercise reasonable efforts to cure such breach, unless such breach is not cured prior to the earlier of (i) the Outside Date and (ii) thirty (30) days after written notice of such breach is provided by the Company to SPAC;

(h)            by the Company if the SPAC Board shall have publicly withdrawn, modified or changed, in a manner that is adverse to the Company, its approval or recommendation to the shareholders of SPAC with respect to any of the SPAC Proposals; or

(i)            by SPAC if the Company Board shall have publicly withdrawn, modified or changed, in a manner that is adverse to SPAC, its approval or recommendation to the stockholders of the Company with respect to any matter requiring the approval of the Company’s stockholders in connection with the Transactions.

Section 10.02      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall, to the fullest extent permitted by applicable Law, forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, other than liability of any party for any fraud or any willful breach of this Agreement prior to such termination or except as set forth in this Section 10.02, Article XI (but in the case of Section 11.10, only in respect of any covenant surviving termination) and any corresponding definitions set forth in Article I.

Section 10.03      Expenses. Except as set forth in this Section 10.03 or elsewhere in this Agreement, all expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated, except that (a) SPAC shall be solely responsible for all (i) SEC filing fees incurred in connection with the Transactions and (ii) NYSE filing fees incurred in connection with the Transactions, (b) SPAC and the Company shall each pay one-half of the filing fee for the Notification and Report Forms filed under the HSR Act for the Mergers, and (c) if the Closing occurs, SPAC shall pay all Outstanding Company Transaction Expenses and Outstanding SPAC Transaction Expenses.

Section 10.04      Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the First Effective Time, so long as no amendment that requires stockholder approval under applicable Law shall be made without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 10.05      Waiver. At any time prior to the First Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto, and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein, and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC, Merger Sub I or Merger Sub II, (ii) waive any inaccuracy in the representations and warranties of SPAC or Merger Sub contained herein or in any document delivered by SPAC, Merger Sub I or Merger Sub II pursuant hereto, and (iii) waive compliance with any agreement of SPAC, Merger Sub I or Merger Sub II or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article XI.

GENERAL PROVISIONS

Section 11.01      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to SPAC, Merger Sub I or Merger Sub II:

Crown PropTech Acquisitions
667 Madison Avenue, 12th Floor
New York, NY 10065
Attention: Richard Chera, Chief Executive Officer
Email: rc@crownproptech.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	William L. Taylor
Pedro J. Bermeo
Email:	william.taylor@davispolk.com
pedro.bermeo@davispolk.com

if to the Company:

Brivo, Inc.
7700 Old Georgetown Road, Suite 300
Bethesda, MD 20814
Attention: Mike Voslow
Email: Mike.Voslow@brivo.com

with a copy to:

Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven B. Stokdyk, Ryan J. Maierson
Email: Steven.Stokdyk@lw.com; Ryan.Maierson@lw.com

Section 11.02      Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article XI, and (c) any corresponding definitions set forth in Article I.

Section 11.03      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.04      Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 11.05      Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 8.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and (ii) the last four sentences of Section 8.19.

Section 11.06      Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, except that, all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) of the transactions contemplated by this Agreement that are expressly or otherwise required to be governed by the NRS shall be governed by the Laws of the State of Nevada. All Actions arising out of, under or in connection with this Agreement or the Transactions shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in the State of Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. To the fullest extent permitted by applicable Law, each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.07      Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver, and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.07.

Section 11.08      Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.09      Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.10      Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 11.11      Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC, Merger Sub I or Merger Sub II under this Agreement of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.12      Legal Representation. The Company hereby agrees on behalf of itself and its directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that any legal counsel (including Davis Polk & Wardwell LLP) that represented SPAC, the Sponsor and/or the SPAC Designee prior to the Closing may represent the SPAC Designee, the Sponsor or any of the Sponsor’s Affiliates or the Sponsor’s or its Affiliates’ respective directors, members, partners, officers or employees, in each case, after the Closing in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation of SPAC prior to the Closing, and each of SPAC and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of SPAC and the Company on behalf of itself and the Company Waiving Parties hereby further agrees that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Davis Polk & Wardwell LLP) that represented the SPAC Designee, the Sponsor or any of the Sponsor’s Affiliates or the Sponsor’s or its Affiliates’ respective directors, members, partners, officers or employees prior to the Closing in any way related to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the SPAC Designee and the Sponsor and may be controlled by the SPAC Designee and the Sponsor, and shall not pass to or be claimed or controlled by SPAC (after giving effect to the Closing), the Surviving Corporation, the Surviving Entity or any other Company Waiving Party; provided that the SPAC Designee and the Sponsor shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by the Company or any Company Waiving Party prior to the Closing with SPAC, the Sponsor or the SPAC Designee (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Surviving Entity.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Merger Sub I, Merger Sub II and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Crown Proptech Acquisitions

By	/s/ Richard Chera
Name:	Richard Chera
Title:	Chief Executive Officer

CROWN PROPTECH MERGER SUB I CORP.

By	/s/ Richard Chera

Name:	Richard Chera
Title:	Chief Executive Officer

Crown PropTech Merger Sub II LLC,
By: Crown PropTech Acquisitions, its sole member

By	/s/ Richard Chera

Name:	Richard Chera
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

BRIVO, Inc.

By	/s/ Steven Van Till

Name:	Steven Van Till
Title:	President and Chief Executive officer

[Signature Page to Business Combination Agreement]